Exhibit 2.1

ASSET PURCHASE AGREEMENT

Dated as of May 9, 2005

among

INTERCALL, INC.,

SPRINT COMMUNICATIONS COMPANY L.P.

and

SPRINT CORPORATION, solely with respect to certain sections hereof

ARTICLE I

DEFINITIONS AND INTERPRETATIONS		1

1.1.	Definitions	1
1.2.	Interpretation	9

ARTICLE II

PURCHASE AND SALE		10

2.1.	Purchased Assets	10
2.2.	Excluded Assets	11
2.3.	Assumed Liabilities	11
2.4.	Excluded Liabilities	12
2.5.	Transfer of Included Customer Contracts	12

ARTICLE III

PURCHASE PRICE AND ADDITIONAL PAYMENTS		15

3.1.	Purchase Price	15
3.2.	Customer Payments	15

ARTICLE IV

CLOSING		16

4.1.	Closing Date	16
4.2.	Payment on the Closing Date	16
4.3.	Buyer’s Additional Deliveries	16
4.4.	Seller’s Deliveries	17

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER		18

5.1.	Organization and Size of Seller	18
5.2.	Operation of the Business	18
5.3.	Authority of Seller	19
5.4.	Financial Representations	20
5.5.	Operations Since January 1, 2005	20
5.6.	Intentionally Omitted	22
5.7.	Taxes	22
5.8.	Availability of Assets	22
5.9.	Governmental Permits	23
5.10.	Real Property	23

5.11.	Personal Property	24
5.12.	Intellectual Property; Software	24
5.13.	Title to Property	25
5.14.	Employees and Related Agreements; ERISA	25
5.15.	Employee Relations	26
5.16.	Contracts	26
5.17.	Status of Contracts	26
5.18.	No Violation or Litigation	27
5.19.	Environmental Matters	27
5.20.	Customers	28
5.21.	Suppliers	28
5.22.	No Finder	28
5.23.	Disclosure	29

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER		29

6.1.	Organization of Buyer	29
6.2.	Authority of Buyer	29
6.3.	No Finder	30
6.4.	Financing	30

ARTICLE VII

ACTION PRIOR TO THE CLOSING DATE		30

7.1.	Investigation by Buyer	30
7.2.	Preserve Accuracy of Representations and Warranties; Notification of Certain Matters	30
7.3.	Consents of Third Parties; Governmental Approvals	31
7.4.	Operations Prior to the Closing Date	31
7.5.	Acquisition Proposals	33

ARTICLE VIII

ADDITIONAL AGREEMENTS		33

8.1.	Covenant Not to Compete or Solicit Business	33
8.2.	Taxes	37
8.3.	Employees and Employee Benefit Plans	38
8.4.	Use of Shared Assets	41
8.5.	Accounts Receivable	41
8.6.	Sprint Property	41
8.7.	Performance by Sprint Solutions	41
8.8.	License of Assigned Patent	41

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER		42

9.1.	No Misrepresentation or Breach of Covenants and Warranties	42
9.2.	No Legislative or Regulatory Changes	42
9.3.	No Restraint or Litigation	42
9.4.	Necessary Governmental Approvals	42
9.5.	Necessary Consents	42
9.6.	Conditions Precedent Not Satisfied	43

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER		43

10.1.	No Misrepresentation or Breach of Covenants and Warranties	43
10.2.	No Restraint or Litigation	43
10.3.	Necessary Governmental Approvals	44
10.4.	Seller Necessary Consent	44
10.5.	Conditions Precedent Not Satisfied	44

ARTICLE XI

INDEMNIFICATION		44

11.1.	Indemnification by Seller	44
11.2.	Indemnification by Buyer	46
11.3.	Notice of Claims	47
11.4.	Third Person Claims	48
11.5.	Adjustment to Purchase Price	48
11.6.	Other Terms of Indemnification	49

ARTICLE XII

TERMINATION		49

12.1.	Termination	49
12.2.	Notice of Termination	49
12.3.	Effect of Termination	49

ARTICLE XIII

GENERAL PROVISIONS		50

13.1.	Survival of Obligations	50
13.2.	Confidential Nature of Information	50
13.3.	No Public Announcement	50
13.4.	Notices	50

13.5.	Successors and Assigns	51
13.6.	Access to Records after Closing	52
13.7.	Entire Agreement; Amendments	52
13.8.	Partial Invalidity	53
13.9.	Waivers	53
13.10.	Expenses	53
13.11.	Execution in Counterparts	53
13.12.	Further Assurances	53
13.13.	Governing Law	54
13.14.	Time is of the Essence	54
13.15.	Dispute Resolution	54
13.16.	Sprint as Party for Limited Purposes	55

Exhibits

Exhibit A	Instrument of Assignment
Exhibit B	Instrument of Assumption
Exhibit C	Sales and Marketing Agreement
Exhibit D	Telecommunications Services Agreement
Exhibit E	Transition Services Agreement
Exhibit F	Lenexa Sublease
Exhibit G	Atlanta Sublease
Exhibit H	Base Alliance Agreement

Schedules

Schedule 1.1(a)	-	Payment Eligible Customers and Percentages
Schedule 1.1(b)	-	Knowledge Individuals
Schedule 2.1(a)	-	Purchased Governmental Permits
Schedule 2.1(b)	-	Purchased Tangible Assets
Schedule 2.1(c)	-	Purchased Personal Property Leases
Schedule 2.1(d)(i)	-	Purchased Copyrights, Patent Rights and Trademarks
Schedule 2.1(d)(iii)	-	Purchased Software
Schedule 2.1(d)(v)	-	Purchased Intellectual Property Agreements
Schedule 2.1(g)	-	Other Agreements
Schedule 2.2(f)	-	Excluded Assets
Schedule 2.5(c)	-	Bundled Customer Contract Transition Process
Schedule 2.5(e)	-	Service Levels
Schedule 5.1(b)	-	Financial Information of Seller
Schedule 5.2	-	Entities Involved in the Business
Schedule 5.3(b)	-	Authority of Seller
Schedule 5.3(d)	-	Customer Contracts Requiring Consent to Subcontract
Schedule 5.4	-	Financial Statements
Schedule 5.5(a)	-	Operations Since January 1, 2005 – No Adverse Change
Schedule 5.5(b)	-	Operations Since January 1, 2005 – Exceptions to Ordinary Course
Schedule 5.8(b)	-	Affiliate Services
Schedule 5.9	-	Governmental Permits
Schedule 5.10(a)	-	Owned Real Property
Schedule 5.10(c)	-	Leased Real Property
Schedule 5.12(a)	-	Intellectual Property
Schedule 5.12(d)	-	Intellectual Property Encumbrances
Schedule 5.12(f)	-	Intellectual Property Rights
Schedule 5.13	-	Title to Property
Schedule 5.14(b)	-	Employees and Compensation
Schedule 5.15	-	Employee Relations
Schedule 5.16	-	Contracts
Schedule 5.17	-	Status of Contracts

Schedule 5.19	-	Environmental Matters
Schedule 5.20(i)	-	Seller Customers
Schedule 5.20(ii)	-	Customer Relationships
Schedule 5.21	-	Suppliers
Schedule 8.3	-	Transferring Employees
Schedule 8.2(b)	-	Tangible Asset Valuation
Schedule 9.5	-	Buyer Necessary Consents
Schedule 10.4	-	Seller Necessary Consent

ASSET PURCHASE AGREEMENT

          ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of May 9, 2005, among InterCall, Inc., a Delaware corporation (“Buyer”), Sprint Communications Company L.P., a Delaware limited partnership (“Seller”), and Sprint Corporation, a Kansas corporation (“Sprint”), solely with respect to certain Sections hereof.

          WHEREAS, Seller is, among other things, engaged in the business of providing Conferencing Services (the “Business”); and

          WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets, constituting substantially all of the assets of Seller used exclusively in the Business, all on the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

          1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

          “AAA” has the meaning specified in Section 13.15(b)(i).

          “Affected Employee” has the meaning specified in Section 8.3.

          “Affiliate” means, with respect to any Person, any other Person who, at the time of determination, directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person.

          “Agreement” has the meaning specified in the first paragraph hereto.

          “Allocation Schedule” has the meaning specified in Section 3.3.

          “Ancillary Agreements” means the Buyer Ancillary Agreements and the Seller Ancillary Agreements.

          “Antitrust Division” means the Antitrust Division of the United States Department of Justice.

          “Assumed Customer Contract” has the meaning specified in Section 2.5(b).

          “Assumed Liabilities” has the meaning specified in Section 2.3.

          “Atlanta Lease” means, collectively, the (i) Lease, dated August 12, 1994, between CCI Associates, LLC and Seller, as amended on December 15, 1994, September 19, 2001 and December 13, 2004, and (ii) Lease, dated December 13, 2004, between CCI Associates, LLC and Seller.

          “Atlanta Sublease” means the sublease in substantially the form attached as Exhibit G (it being understood that the exhibits to such sublease are not included in such Exhibit G).

          “Base Alliance Agreement” means the Base Alliance Agreement in substantially the form attached as Exhibit H.

          “Building Services Agreement” means the Building Services Agreement in such form as the parties may mutually agree.

          “Bundled Customer Contracts” means any contract of Seller or its Affiliates with any customer to provide Conferencing Services as a component of broader telecommunications-related services being provided by Seller or such Affiliate, including those contracts set forth on Schedule 5.20(i) and designated as “Bundled” contracts.

          “Business” has the meaning specified in the first recital of this Agreement.

          “Buyer” has the meaning specified in the first paragraph of this Agreement.

          “Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith, including the Instrument of Assumption, the Sales and Marketing Agreement, the Telecommunications Services Agreement, the Transition Services Agreement, the Lenexa Sublease, the Atlanta Sublease, the Collocation Agreements, the Service Agreement, the Building Services Agreement, the Base Alliance Agreement and the Master Services Agreement.

          “Buyer Group Member” means (i) Buyer and its Affiliates, (ii) the directors, officers, partners and employees of each of Buyer and its Affiliates and (iii) the respective successors and assigns of each of the foregoing.

          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.

          “Change of Control” means a transaction pursuant to which Control of Seller or Sprint (including by ownership of more than 50% of the voting equity securities of Seller or Sprint) or ownership of more than 50% of the consolidated assets of Seller or Sprint is acquired, directly or indirectly, by a Person not already an Affiliate of Seller as of the Closing Date through (x) a tender or exchange offer, merger, consolidation, share exchange or other business combination, (y) a sale of securities, recapitalization, liquidation or dissolution or (z) a sale of assets; but only if such non-Affiliated acquiring Person, immediately prior to the consummation of such transaction, has a subsidiary, division, group or segment that is engaged in providing Conferencing Services to customers. For the avoidance of doubt, the Nextel Merger (as hereinafter defined) shall not be deemed to be a “Change of Control” for purposes of this Agreement.

          “Claim Notice” has the meaning specified in Section 11.3(a).

          “Closing” has the meaning specified in Section 4.1.

          “Closing Date” has the meaning specified in Section 4.1.

          “COBRA Coverage” has the meaning specified in Section 8.3(g).

          “Code” means the Internal Revenue Code of 1986.

          “Collectible Revenue” means, with respect to any customer, ninety-nine and seventy-two hundredths percent (99.72%) of Net Revenue billed to such customer.

          “Collocation Agreements” means the Sprint Communications Company Facilities and Services Agreements, each in such form as the parties may mutually agree.

          “Conferencing Services” means the audio, video and web-based conferencing products and services with similar functionality to those provided by Sprint, Seller or any of their Affiliates as of the Closing Date and the sale or provision of premise based equipment marketed primarily for use in audio, video or web-based conferencing. For the avoidance of doubt, Conferencing Services does not include (i) wireless products and services offered by Sprint, Seller or any of their Affiliates, (ii) products and services of a type not offered by Sprint, Seller or any of their Affiliates as of the Closing Date, (iii) Private Branch Exchanges (“PBXs”) (but not including PBXs marketed primarily for use in audio, video or web-based conferencing); or (iv) equipment sales by Sprint North Supply. In any case, the transport method utilized to access an audio, video or web-based conference will not be considered in determining whether an activity constitutes Conferencing Services.

          “Confidentiality Agreement” means the Agreement for Mutual Use and Non-Disclosure of Proprietary Information, dated March 2, 2005, between Buyer and Seller.

          “Consent Required Contract” has the meaning specified in Section 2.5(a).

          “Contaminant” means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance or waste.

          “Control” means, as to any Person, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.

          “Copyrights” means United States and non-U.S. copyrights and mask works (as defined in 17 U.S.C. §901), whether registered or unregistered, and pending applications to register the same.

          “Court Order” means any judgment, order, award or decree of any United States federal, state or local, or any supra-national or non-U.S., court or tribunal and any award in any arbitration proceeding.

          “Customer Payment Percentage” has the meaning specified in Section 3.2.

          “Dispute” has the meaning set forth in Section 13.15.

          “Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

          “Environmental Encumbrance” means an Encumbrance in favor of any Governmental Body for (i) any liability under any Environmental Law, or (ii) damages arising from, or costs incurred by such Governmental Body in response to, a Release or threatened Release of a Contaminant into the environment.

          “Environmental Law” means all Requirements of Laws derived from or relating to all non-U.S., federal, state and local laws or regulations relating to or addressing the environment, including CERCLA and RCRA and any state equivalent thereof.

          “ERISA” means the Employee Retirement Income Security Act of 1974.

          “Excluded Assets” has the meaning specified in Section 2.2.

          “Excluded Liabilities” has the meaning specified in Section 2.4.

          “Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

          “FTC” means the United States Federal Trade Commission.

          “Governmental Body” means any United States federal, state or local, or any supra-national or non-U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body.

          “Governmental Permits” has the meaning specified in Section 5.9.

          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

          “Included Customer Contracts” has the meaning specified in Section 2.1(e)(ii).

          “Included Standalone Customer Contracts” has the meaning specified in Section 2.1(e)(ii).

          “Indemnified Party” has the meaning specified in Section 11.3(a).

          “Indemnitor” has the meaning specified in Section 11.3(a).

          “Instrument of Assignment” means the Instrument of Assignment in substantially the form attached as Exhibit A.

          “Instrument of Assumption” means the Instrument of Assumption in substantially the form attached as Exhibit B.

          “Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.

          “Intrastate Call Minutes” has the meaning specified in Section 5.4.

          “IRS” means the Internal Revenue Service.

          “Knowledge” and the correlative term “Known” means, with respect to Seller, that any of the individuals specified in Schedule 1.1(b) is actually aware, after reasonable inquiry, of the particular fact or matter in question.

          “Leased Real Property” has the meaning specified in Section 5.10(c).

          “Lenexa Lease” means the Lease, dated October 1, 1990, between KPERS Realty Holding #l, Inc. d/b/a Kansas Commerce Center and US Telecom, as amended on November 26, 1991, August 28, 1992, September 27, 1995, February 18, 1997, January 18, 2002 and May 24, 2002.

          “Lenexa Sublease” means the sublease in substantially the form attached as Exhibit F (it being understood that the exhibits to such sublease are not included in such Exhibit F).

          “Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, Taxes or other charges.

          “Master Services Agreement” means the Master Services Agreement in such form as the parties may mutually agree.

          “Material Acquisition” means a transaction pursuant to which (A) Sprint or its Affiliates acquires a business that has a subsidiary, division, group or segment engaged in providing Conferencing Services to customers, and (B) more than 10% of the consolidated revenues of such business for the twelve-month period immediately prior to such transaction was derived from the provision of Conferencing Services. For the avoidance of doubt, the Nextel Merger shall not be deemed to be a “Material Acquisition” for purposes of this Agreement.

          “Net Revenue” means, with respect to any customer, all gross revenue recognized pursuant to generally accepted accounting principles in effect on the date hereof with respect to conferencing services provided by Buyer or its Affiliates to such customer, less applicable Taxes, regulatory charges, credit card fees incurred in connection with the payment of such customer’s account and service credits actually given to the customer by Buyer.

          “Nextel Merger” means Sprint’s pending transaction with Nextel Communications, Inc., pursuant to the Agreement and Plan of Merger dated December 15, 2004, by and among Sprint, Nextel Communications, Inc. and S-N Merger Corp.

          “Non-Material Acquisition” means a transaction pursuant to which (A) Sprint or its Affiliates acquires a business that has a subsidiary, division, group or segment engaged in providing Conferencing Services to customers, and (B) not more than 10% of the consolidated revenues of such business for the twelve-month period immediately prior to such transaction was derived from the provision of Conferencing Services. For the avoidance of doubt, the Nextel Merger shall not be deemed to be a “Non-Material Acquisition” for purposes of this Agreement.

          “Other Agreements” has the meaning specified in Section 2.1(g).

          “Patent Rights” means United States and non-U.S. patents, including provisional patent applications, patent applications, continuations, continuations-in-part, divisions and reissues.

          “Payment Eligible Customer” means a customer listed on Schedule 1.1(a).

          “Payment Period” has the meaning specified in Section 3.2.

          “Permitted Encumbrances” means (i) liens for Taxes and other governmental charges and assessments which are not yet due and payable; (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law arising in the ordinary course of business for sums not yet due and payable and (iii) other liens or imperfections on property which do not adversely affect title to, detract from the value of, or impair the existing use of, the property affected by such lien or imperfection.

          “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

          “Phoenix Collocation Agreement” means the collocation agreement in such form as the parties may mutually agree.

          “Phoenix Lease” means the Lease, dated October 22, 1993, between Madison Square Development Partnership of Arizona and US Telecom, Inc., as amended on March 3, 1994, May 7, 1999, March 29, 2002, December 9, 2002, November 18, 2003 and December 31, 2003.

          “Pre-Closing Measurement Period” means the twelve month period ending on the month-end on or immediately prior to the Closing Date.

          “Provisional Customer Contracts” has the meaning specified in Section 2.5(b).

          “Purchase Price” has the meaning specified in Section 3.1.

          “Purchased Assets” has the meaning specified in Section 2.1.

          “RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.

          “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration in a reportable quantity of a Contaminant into the indoor or outdoor environment or into or out of any Seller Leased Property, including the movement of Contaminants in a reportable quantity through or in the air, soil, surface water, groundwater or Seller Leased Property.

          “Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

          “Requirements of Laws” means any United States federal, state and local, and any non-U.S., laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

          “Sales and Marketing Agreement” means the Joint Sales and Marketing Agreement in substantially the form attached as Exhibit C.

          “Seller” has the meaning specified in the first paragraph of this Agreement.

          “Seller Agreements” has the meaning specified in Section 5.17.

          “Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller or its Affiliates under this Agreement or in connection herewith, including the Instrument of Assignment, the Sales and Marketing Agreement, the Telecommunications Services Agreement, the Transition Services Agreement, the Lenexa Sublease, the Atlanta Sublease, the Phoenix Collocation Agreement, the Collocation Agreements, the Service Agreement, the Building Services Agreement, the Base Alliance Agreement and the Master Services Agreement.

          “Seller Appraisal” has the meaning specified in Section 3.3.

          “Seller Group Member” means (i) Seller and its Affiliates, (ii) the directors, officers, partners and employees of each of Seller and its Affiliates and (iii) the respective successors and assigns of each of the foregoing.

          “Seller Leased Property” means the real property underlying the Atlanta Lease, the Lenexa Lease and the Phoenix Lease, respectively.

          “Seller Plan” means a “pension plan” (as defined in Section 3(2) of ERISA), a “welfare plan” (as defined in Section 3(1) of ERISA), or any other bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, vacation, employment, retention, severance, medical, dental, vision, disability, death benefit, sick leave, insurance, fringe benefit or other plan, arrangement or understanding, in each case established, maintained or contributed to by the Seller Group Members for the benefit of Transferring Employees.

          “Seller Property” means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by Seller and used in the Business.

          “Separate Agreement and Release” has the meaning set forth in Section 2.5(c).

          “Service Agreement” means the Service Agreement in such form as the parties may mutually agree.

          “Shared Assets” has the meaning specified in Section 5.8.

          “Software” means computer software programs and software systems, including databases, compilations, tool sets, compilers, higher level or “proprietary” languages and related documentation and materials, whether in source code, object code or human readable form.

          “Sprint” has the meaning specified in the first paragraph of this Agreement.

          “SUMAC” means Sprint/United Management Co., a Kansas corporation.

          “Sprint Solutions” means Sprint Solutions, Inc., a Delaware corporation which is wholly-owned by Sprint.

          “Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

          “Tax” (and, with correlative meaning, “Taxable”) means: (i) any United States federal, state or local, or non-U.S., net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental (including taxes under Code Section 59A) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever (including any tax or charge levied to support the federal Universal Service Fund contemplated by the Telecommunications Act of 1996, or any state or foreign equivalent), together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax sharing arrangement or Tax indemnity agreement.

          “Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

          “Telecommunications Services Agreement” means the Wholesale Master Services Agreement in substantially the form attached as Exhibit D.

          “Third Party Consent” has the meaning specified in Section 2.5(a).

          “Third Person Claim” has the meaning specified in Section 11.3(a).

          “Toll-Free Call Minutes” has the meaning specified in Section 5.4.

          “Total Call Minutes” has the meaning specified in Section 5.4.

          “Trademarks” means United States, state and non-U.S. trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing.

          “Trade Secrets” means trade secrets and confidential ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

          “Transferring Employees” has the meaning specified in Section 8.3.

          “Transition Services Agreement” means the Transition Services Agreement in substantially the form attached as Exhibit E.

          “US Telecom” means US Telecom, Inc., a Kansas corporation which is wholly-owned, directly or indirectly, by Sprint.

          “WARN Act” has the meaning specified in Section 8.3.

          1.2. Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement and the Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

ARTICLE II

PURCHASE AND SALE

          2.1. Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in, to and under, free and clear of all Encumbrances (except for Permitted Encumbrances), the following assets of Seller, and only the following assets, wherever located, as the same shall exist on the Closing Date (herein collectively called the “Purchased Assets”):

          (a) the Governmental Permits listed in Schedule 2.1(a);

          (b) the equipment, furniture and other personal property listed or referred to in Schedule 2.1(b);

          (c) the personal property leases listed in Schedule 2.1(c);

          (d) the following intellectual property assets: (i) the Copyrights, Patent Rights and Trademarks (and all goodwill associated therewith) listed in Schedule 2.1(d)(i); (ii) all Trade Secrets and other proprietary or confidential information used exclusively in connection with the Purchased Assets; (iii) the Software listed in Schedule 2.1(d)(iii), (iv) all mass market Software licensed to Seller used exclusively in connection with the Business that is commercially available and subject to “shrink-wrap” or “click-through” license agreements, to extent that it may be assigned or transferred by Seller; and (v) the agreements, contracts, licenses, sublicenses, assignments and indemnities listed in Schedule 2.1(d)(v);

          (e) (i) the right (subject to Section 3.2) to receive payments from Seller in amounts equal to all Collectible Revenue billed by Seller or its Affiliates for Conferencing Services provided after the Closing under Bundled Customer Contracts, and (ii) all contracts, agreements and other arrangements (whether written, oral or otherwise arising from the conduct of providing Conferencing Services for a fee) of Seller or its Affiliates with any customer receiving Conferencing Services that are not Bundled Customer Contracts, including those contracts set forth on Schedule 5.20(i) and designated as “Standalone” contracts (the “Included Standalone Customer Contracts” and, together with the Bundled Customer Contracts, the “Included Customer Contracts”), which in each case shall continue in effect after the Closing in accordance with and subject to their respective terms (subject to Section 2.5) until (A) in the case of Included Standalone Customer Contracts, assigned to and assumed by Buyer in accordance with Section 2.5 and (B) in the case of Bundled Customer Contracts, the execution and delivery of the Separate Agreement and Release for such contract in accordance with Section 2.5;

          (f) all books and records (including all data and other information stored on discs, tapes or other media) of Seller relating exclusively to the assets, properties, business and operations of the Business;

          (g) the contracts and other agreements of Seller listed in Schedule 2.1(g) (the “Other Agreements”);

          (h) any and all other assets of Seller or its Affiliates used exclusively in the Business; and

          (i) all goodwill related to any of the foregoing.

          2.2. Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the following (herein referred to as the “Excluded Assets”):

          (a) any cash, bank deposits, cash equivalents, and notes and accounts receivable generated by the Business prior to the Closing Date;

          (b) except to the limited extent set forth in the Sales and Marketing Agreement, the name “Sprint” or any related or similar trade names, trademarks, service marks or logos to the extent the same incorporate the name “Sprint” or any variation thereof;

          (c) the Bundled Customer Contracts (except for the right to receive certain payments in respect thereto as described in Section 2.1(e));

          (d) all contracts of insurance;

          (e) all corporate minute books and stock transfer books and the corporate seal of Seller;

          (f) the assets of Seller listed in Schedule 2.2(f);

          (g) any Seller Plans;

          (h) all shares of capital stock or other securities of any subsidiaries of Seller;

          (i) all refunds of any Tax for which Seller is liable pursuant to Section 8.2;

          (j) the Atlanta Lease, the Lenexa Lease and the Phoenix Lease; provided, however, that Buyer will enter into the Atlanta Sublease, the Lenexa Sublease and the Phoenix Collocation Agreement as provided herein; and

          (k) the underground storage tanks listed on Schedule 5.19.

          2.3. Assumed Liabilities. On the Closing Date, Buyer shall deliver to Seller the Instrument of Assumption pursuant to which Buyer shall assume and agree to discharge the following specific obligations and liabilities of Seller in accordance with their respective terms and subject to the respective conditions thereof:

          (a) all liabilities and obligations of Seller arising and accruing (i) under the Seller Agreements after the Closing Date and (ii) under each of the Included Standalone Customer Contracts after the date of the assignment of such contract, in each case, except to the extent such liabilities and obligations, but for a breach or default by Seller, would have been paid, performed or otherwise discharged on or prior to such date or to the extent the same arise out of any such breach or default;

          (b) all liabilities in respect of Taxes for which Buyer is liable pursuant to Section 8.2; and

          (c) all liabilities of Seller for which Buyer is liable pursuant to Section 8.3.

          All of the foregoing liabilities and obligations to be assumed by Buyer hereunder (excluding any Excluded Liabilities) are referred to herein as the “Assumed Liabilities.”

          2.4. Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Seller, direct or indirect, known or unknown, absolute or contingent, not specifically and expressly assumed by Buyer pursuant to the Instrument of Assumption (all such liabilities and obligations not being specifically and expressly assumed being herein called the “Excluded Liabilities”) and, notwithstanding anything to the contrary in Section 2.3, for the avoidance of doubt, none of the following shall be Assumed Liabilities for purposes of this Agreement:

          (a) any liabilities in respect of Taxes for which Seller is liable pursuant to Section 8.2;

          (b) any payables and other liabilities or obligations of Seller with respect to the Business to any other business unit of Seller or any of Seller’s Affiliates;

          (c) any costs and expenses incurred by Seller incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;

          (d) any liabilities or obligations in respect of any Excluded Assets;

          (e) any liabilities in respect of the matters set forth in Schedule 5.19; or

          (f) any liabilities and obligations related to or arising from (i) the conduct or operation of the Business prior to the Closing Date or (ii) the occupancy, operation, use or control of any of the Seller Property prior to the Closing Date.

          2.5. Transfer of Included Customer Contracts.

          (a) Unless waived by Buyer, Seller covenants and agrees to use commercially reasonable efforts to, on or prior to the fifth anniversary of the Closing Date, obtain written, unconditional and irrevocable consents from all parties to such contracts from whom such consent is required to the assignment to the Buyer of the Included Standalone Customer Contracts (each a “Third Party Consent”). Such customer contracts requiring a Third Party

Consent are referred to as “Consent Required Contracts.” For the avoidance of doubt, Seller will not be deemed to be in breach of this Section 2.5(a) by reason of failure to obtain all Third Party Consents on or prior to the fifth anniversary of the Closing Date except to the extent such failure was the result of Seller’s failure to use commercially reasonable efforts to obtain such consents by such date.

          (b) Seller and its Affiliates shall assign to Buyer, and Buyer shall assume from Seller or its Affiliates, as applicable, each and every Included Standalone Customer Contract (i) upon Buyer’s request following the transition of certain customer billing functions in accordance with the Transition Services Agreement, with respect to any Included Standalone Customer Contract other than Consent Required Contracts; or (ii) as of the later of the first business day after Seller receives all applicable Third Party Consents and Buyer’s request following the transition of the customer billing functions in accordance with the Transition Services Agreement, with respect to any Consent Required Contract. With respect to the foregoing, Buyer shall make any such request as soon as reasonably practicable following the transition of such billing functions in accordance with the Transition Services Agreement and, in any event, prior to the expiration thereof. On the date that an Included Standalone Customer Contract is assigned to and assumed by Buyer, it shall be and become an “Assumed Customer Contract” and prior to that time it shall be referred to as a “Provisional Customer Contract”. Seller and its Affiliates and Buyer agree that Buyer and its Affiliates are not assuming and will not assume any liabilities or obligations arising or accruing under an Included Standalone Customer Contract prior to such Included Standalone Customer Contract becoming an Assumed Customer Contract; it being understood that Buyer shall perform the conferencing services under such contracts, as a subcontractor of Seller, in accordance with Section 2.5(e). Prior to the assignment of a Provisional Customer Contract, Seller shall provide Buyer with a complete and correct copy of such contract if a written contract exists and, with respect to agreements and arrangements other than written contracts, shall provide Buyer with a description of any terms relating to the provision of the applicable Conferencing Services in Seller’s possession. Following Buyer’s review of any such written contract, Buyer shall have the option to designate any such contract as an Excluded Asset in the event that such contract contains any most favored nation, exclusivity or noncompetition provisions that would bind Buyer following the assumption thereof; it being understood that, notwithstanding such designation, (i) Buyer shall perform the Conferencing Services for the customer that is a party to such contract in accordance with Section 2.5(e) until such contract expires or is terminated, and (ii) Buyer shall continue to be paid in accordance with Section 2.5(d) and Seller shall continue to be paid in accordance with Section 3.2.

          (c) With respect to each Bundled Customer Contract, after the Closing, Seller and Buyer covenant and agree to cooperate with each other and use commercially reasonable efforts (as more fully described on Schedule 2.5(c) and upon Buyer’s request following the transition of the customer billing functions in accordance with the Transition Services Agreement) to, on or prior to the fifth anniversary of the Closing Date, (i) allow Buyer to enter into a separate agreement with each customer under a Bundled Customer Contract solely with respect to the Business and on terms and conditions substantially similar to those contained in the Bundled Customer Contract and (ii) obtain a full release of all of Seller’s (and its Affiliates’) ongoing duties and obligations under such Bundled Customer Contract with respect to the Business, in form and substance reasonably acceptable to Seller and Buyer (collectively, a

“Separate Agreement and Release”). Seller and Buyer agree that Buyer and its Affiliates are not assuming and will not assume any liabilities or obligations arising or accruing under a Bundled Customer Contract; it being understood that Buyer shall perform the Conferencing Services under such contract in accordance with Section 2.5(e) and that Buyer shall only be responsible for any liabilities or obligations to which it agrees in the Separate Agreement and Release. For the avoidance of doubt, Seller will not be deemed to be in breach of this Section 2.5(c) by reason of failure to obtain a Separate Agreement and Release for each Bundled Customer Contract on or prior to the fifth anniversary of the Closing Date except to the extent such failure was the result of Seller’s failure to use commercially reasonable efforts to obtain such Separate Agreement and Release by such date.

          (d) Seller and its Affiliates shall exercise or exploit their rights and options under the Provisional Customer Contracts only as reasonably directed by Buyer. Seller and its Affiliates may exercise their rights and perform their obligations under the Bundled Customer Contracts in their sole discretion; provided, however, that Seller and its Affiliates shall exercise or exploit any right or option under such contracts dealing exclusively with Conferencing Services only as reasonably directed by Buyer (it being understood that Seller shall not amend or waive any portion of a Bundled Customer Contract in a manner that affects the term, pricing (including customer credits) or service level commitments for Conferencing Services without Buyer’s consent, which shall not be unreasonably withheld). In accordance with Section 2.1(e), Seller shall pay to Buyer (subject to Section 3.2) amounts equal to all Collectible Revenue billed by Seller with respect to Conferencing Services provided after the Closing Date, so as to provide the economic effect as if all Provisional Customer Contracts and the portions of Bundled Customer Contracts relating to the Business had been assigned to Buyer on the Closing Date. Seller shall make such payments of Collectible Revenue billed during each month no later than the 30th day of the immediately following month. This Section 2.5(d) shall continue to apply to each Provisional Customer Contract until the contract becomes an Assumed Customer Contract or is terminated or expires and to each Bundled Customer Contract until the execution and delivery of a Separate Agreement and Release or the contract is terminated or expires.

          (e) Buyer shall provide Conferencing Services to customers under the Provisional Customer Contracts and Bundled Customer Contracts in accordance with the service levels set forth in Schedule 2.5(e); provided that Buyer shall not be responsible for (i) any matter related to the Business that existed or arose from circumstances that existed prior to the Closing or (ii) any matter arising as a result of a failure by Seller or any of its Affiliates to perform any of its obligations under this Agreement or any Seller Ancillary Agreement.

          (f) Notwithstanding anything in this Agreement to the contrary, to the extent the terms of any Included Customer Contract require the consent of any party (other than Seller) as a condition to assignment, this Agreement shall not constitute a breach thereof or create rights in others not desired by the Buyer. In the event that a customer is a party to a Consent Required Contract and does not consent to the assignment of such contract to Buyer or is a party to an Bundled Customer Contract and does not execute and deliver a Separate Agreement and Release, in each case, on or before the earlier of the fifth anniversary of the Closing Date and the termination of the Sales and Marketing Agreement (the “Transition Deadline”), neither Seller nor any of its Affiliates shall renew any Consent Required Contract or any Bundled Customer Contract (solely with respect to Conferencing Services; it being understood that Seller or any of its Affiliates may renew any formerly Bundled Customer Contract, or enter into any new customer contract, that does not contain Conferencing Services) upon its expiration after the Transition Deadline and neither Seller nor any of its Affiliates shall directly or indirectly solicit or provide (whether as principal, agent, independent contractor, reseller, partner or otherwise) Conferencing Services for such customer during the six months immediately following such expiration; it being understood that Seller may offer such customer an agreement with Buyer for the provision of Conferencing Services upon such expiration or during such six months period in accordance with the terms of the Sales and Marketing Agreement.

          (g) The customer contracts to which any agency of the federal government is a party (including the FTS2001 contract) will be governed by the terms of the Master Services Agreement.

ARTICLE III

PURCHASE PRICE AND ADDITIONAL PAYMENTS

          3.1. Purchase Price. The purchase price for the Purchased Assets shall be equal to $207,000,000 (the “Purchase Price”).

          3.2. Customer Payments.

          (a) Subject to Section 8.1(b), (i) Buyer shall pay to Seller no later than the 20th day of each month for Net Revenue derived from the Integrated Communications Product billing system (and the 30th day of each month for all other revenue) an amount equal to the percentage set forth in Schedule 1.1(a) (the “Customer Payment Percentage”) of any such Net Revenue collected during the immediately preceding month from all Payment Eligible Customers for which Buyer is the collecting party, and (ii) Seller shall pay to Buyer no later than the 20th day (or the 30th day, as applicable) of each month an amount equal to (x) one minus the Customer Payment Percentage times (y) Collectible Revenue billed during the immediately preceding month from all Payment Eligible Customers for which Seller or its Affiliates is the collecting party, in each case, with respect to Conferencing Services provided during the Payment Period for such customers. The “Payment Period” for any particular Payment Eligible Customer means the period beginning on the Closing Date and ending, as applicable, (a) upon the expiration or termination of such customer’s Included Standalone Customer Contract in effect as of the Closing Date and through the first renewal term (regardless of any early termination prior to the scheduled expiration of such term), if any, of such contract commenced thereafter, or (b) upon the expiration or termination of such customer’s Bundled Customer Contract in effect as of the Closing Date and through, as applicable, the later of (i) the first renewal term (regardless of any early termination prior to the scheduled expiration of such term) of such Bundled Customer Contract commenced thereafter, or (ii) the initial term (regardless of any early termination prior to the scheduled expiration of such term) of the new contract entered into in substitution for the Conferencing Services portion of such Bundled Customer Contract in connection with the Separate Agreement and Release for such contract.

          (b) If, at any time during which payments are being made to Seller pursuant to Section 3.2, Seller, Sprint or any of their Affiliates directly or indirectly (whether as principal,

agent, independent contractor, reseller, partner or otherwise) own, manage, operate, control or otherwise carry on a business engaged in providing Conferencing Services anywhere in the United States or elsewhere where Seller conducts the Business as of the date hereof (except (i) in conformity with the Sales and Marketing Agreement, the Master Services Agreement or any similar agreements with Buyer that replaces such agreements and (ii) in conformity with Sections 8.1(b)(i), (ii) (but only in the event that the Sales and Marketing Agreement, or the exclusivity provisions of Section 4.1 thereof, are terminated due to a breach by Buyer), (v)(C), (vi) or (vii)), then Buyer shall no longer be obligated to make such payments thereafter.

ARTICLE IV

CLOSING

          4.1. Closing Date. Subject to and in accordance with the provisions of this Agreement, the consummation of the transactions contemplated hereby (the “Closing”) shall take place within two (2) business days, or on such other date as may be agreed upon by Buyer and Seller, after the conditions to Closing set forth in Articles IX and X have been satisfied or waived (the “Closing Date”). The Closing shall begin at 9:00 a.m., Central Time, on the Closing Date, at the offices of Seller at 6200 Sprint Parkway, Overland Park, Kansas, or at such other place as the parties shall mutually agree. The Closing shall be deemed to have become effective as of 12:01 a.m., Chicago time, on the Closing Date, and until such time Seller shall retain the ownership and possession of, and bear all risk of loss or damage to, the Purchased Assets and shall remain liable for all Assumed Liabilities.

          4.2. Payment on the Closing Date. Subject to fulfillment or waiver of the conditions set forth in Article IX, at the Closing Buyer shall pay Seller an amount equal to the Purchase Price by wire transfer of immediately available funds to a bank account in the United States specified by Seller in writing to Buyer at least two business days prior to the Closing. Notwithstanding the foregoing, at the Closing, Seller shall pay to Buyer one half of the cost of filing the HSR Notification and Report Form for Certain Mergers and Acquisitions for the transactions contemplated by this Agreement, in the amount of $62,500, which payment shall be effected by netting such amount against the payment of the Purchase Price otherwise payable by Buyer to Seller pursuant to the immediately preceding sentence.

          4.3. Buyer’s Additional Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article IX, at the Closing Buyer shall deliver to Seller all the following:

          (a) a copy of Buyer’s Certificate of Incorporation certified as of a recent date by the Secretary of State of the State of Delaware;

          (b) a certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware;

          (c) a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) no amendments to the Certificate of Incorporation of Buyer since a specified date; (ii) the by-laws of Buyer; (iii) the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;

          (d) the Buyer Ancillary Agreements, duly executed by Buyer, and;

          (e) the certificate of Buyer contemplated by Section 10.1, duly executed by an authorized officer of Buyer.

          4.4. Seller’s Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article X, at Closing Seller shall deliver to Buyer all the following:

          (a) a copy of the certificate of limited partnership of Seller certified as of a recent date by the Secretary of State of the State of Delaware;

          (b) a certificate of good standing of Seller issued as of a recent date by the Secretary of State of the State of Delaware;

          (c) a certificate of an authorized person of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the certificate of limited partnership of Seller since a specified date; (ii) the limited partnership agreement of Seller; (iii) the resolutions of the board of directors of Sprint authorizing the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of any authorized person of Seller and its Affiliates executing this Agreement and any Seller Ancillary Agreement;

          (d) the Seller Ancillary Agreements, duly executed by Seller, Sprint Solutions, US Telecom or any other Affiliate of Seller that is a signatory thereto, as applicable (it being understood that Sprint shall cause such Affiliates to execute and deliver the applicable Seller Ancillary Agreements at or prior to Closing);

          (e) certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

          (f) all consents, waivers or approvals obtained by Seller prior to Closing with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement;

          (g) the certificates of Seller contemplated by Section 9.1, duly executed by an authorized officer of Seller;

          (h) assignments, in recordable form, with respect to each of the registered Copyrights, issued Patent Rights, registered Trademarks and pending applications for the registration or issuance of any Copyrights, Patent Rights and Trademarks included in the Purchased Assets, duly executed by Seller and in form and substance reasonably satisfactory to Buyer; and

          (i) such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request (it being understood that it shall be deemed reasonable for Buyer to request such instruments necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer).

          In addition to the above deliveries, Seller shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

          As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

          5.1. Organization and Size of Seller.

          (a) Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified to transact business as a limited partnership and is in good standing in all jurisdictions in which such qualification is required in connection with Seller’s ownership or leasing of the Purchased Assets or its conduct of the Business. Seller has full power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Business as now conducted.

          (b) All of the ownership interests of Seller are owned, directly or indirectly, 100% by Sprint of record and beneficially. There are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any partnership interests in Seller other than with Sprint or one of its Affiliates. Seller’s financial information as set forth on Schedule 5.1(b) is true and correct.

          5.2. Operation of the Business.

          (a) Except as set forth in Schedule 5.2, the Business is conducted solely by, and the Purchased Assets are directly owned and controlled solely by, Seller.

          (b) Without limiting the foregoing, Sprint Solutions, rather than Seller, is the “Sprint party” that executed certain of the Included Customer Contracts. Sprint Solutions generally executed such contracts as a signing agent on behalf of Seller and other Affiliates of Sprint that were separately responsible and obligated for performance of Conferencing Services and other telecommunications-related services under Bundled Customer Contracts. Sprint Solutions executed these contracts on behalf of the various applicable Affiliates of Sprint in order to avoid the necessity of multiple Sprint signatories. All representations, warranties and covenants of Seller in this Agreement in respect of the Included Customer Contracts apply equally to those contracts executed by Sprint Solutions, and references to “Seller” in the context of the party to an Included Customer Contract shall be deemed to also include Sprint Solutions.

          (c) Without limiting the foregoing, SUMAC, rather than Seller, is the “Sprint party” that executed certain of the Seller Agreements. All representations, warranties and covenants of Seller in this Agreement in respect of the Seller Agreements apply equally to those contracts executed by SUMAC, and references to “Seller” in the context of the party to a Seller Agreement shall be deemed to also include SUMAC.

          (d) Without limiting the foregoing, US Telcom, rather than Seller, is the “Sprint party” that executed certain of the leases underlying the Leased Real Property. All representations, warranties and covenants of Seller in this Agreement in respect of such leases apply equally to those leases executed by US Telcom, and references to “Seller” in the context of the party to such a lease shall be deemed to also include US Telcom.

          5.3. Authority of Seller.

          (a) Seller and Sprint have full power and authority to execute, deliver and perform this Agreement and, in the case of Seller, all of the Seller Ancillary Agreements. The execution, delivery and performance of this Agreement and, in the case of Seller, the Seller Ancillary Agreements by Seller and Sprint have been duly authorized and approved by Seller’s general partner or other authorized person and do not require any further authorization or consent of Seller, its partners or any Affiliates or Sprint, its stockholders or any Affiliates. This Agreement has been duly authorized, executed and delivered by Seller and Sprint and is the legal, valid and binding obligation of Seller and Sprint enforceable in accordance with its terms, and each of the Seller Ancillary Agreements has been duly authorized by Seller and upon execution and delivery by Seller will be a legal, valid and binding obligation of Seller enforceable in accordance with its terms.

          (b) Except as set forth in Schedule 5.3(b), neither the execution and delivery of this Agreement or, in the case of Seller, any of the Seller Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

          (i) result in the creation or imposition of any Encumbrance upon any of the Purchased Assets; or

          (ii) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the certificate of limited partnership, limited partnership agreement or other organizational document of Seller or the charter or by-laws of Sprint, (B) any Seller Agreement, (C) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Seller or Sprint is a party or any of the Purchased Assets is subject or by which Seller or Sprint is bound (other than Included Customer Contracts), (D) any Court Order to which Seller or Sprint is a party or any of the Purchased Assets is subject or by which Seller or Sprint is bound, or (E) any Requirements of Laws affecting Seller, Sprint, the Purchased Assets or the Business; or

          (iii) require the approval, consent, authorization or act of, or the making by Seller or Sprint of any declaration, filing or registration with, any Governmental Body (including, without limitation, any approval, consent, or authorization by any regulatory body with respect to any customer transfers), except as provided under the HSR Act.

          (c) Seller has not received a second request or other notification from the FTC or the Antitrust Division with respect to the notifications and other information filed by it under the HSR Act with respect to the transactions contemplated hereby. All such filings by Seller were, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act.

          (d) Except as set forth on Schedule 5.3(d), with respect to the Included Customer Contracts for Payment Eligible Customers only, the provision of Conferencing Services by Buyer under such contracts as contemplated by Section 2.5 will not conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under any such contract.

          5.4. Financial Representations.

          (a) Schedule 5.4 contains (i) the statements of income of Seller with respect to the Business for the fiscal years ended December 31, 2003 and 2004 and (ii) a schedule setting forth, for the fiscal year ended December 31, 2004, (A) the aggregate number of minutes billed to customers of the Business during the fiscal year ended December 31, 2004 (the “Total Call Minutes”), (B) the portion of the Total Call Minutes that consisted of toll-free calls placed to a receiving party within the same state as the calling party (the “Intrastate Call Minutes”), and (C) the portion of the Total Call Minutes that consisted of calls placed to a toll-free number (the “Toll-Free Call Minutes”). No balance sheet of the Business has been prepared or is available to Seller or its Affiliates.

          (b) Except as set forth therein, (i) such statements of income have been prepared on a basis consistent with Sprint’s internal management reporting, and such statements of income fairly present, in all material respects, the results of operations of Seller with respect to the Business for the periods covered thereby and (ii) such schedule accurately sets forth the number of Total Call Minutes, Intrastate Call Minutes and Toll-Free Call Minutes for the period covered thereby.

          (c) There is no significant deficiency or material weakness in any of Seller’s financial controls with respect to the Business that would cause the statements of income or the schedule set forth in Schedule 5.4 to not reflect in all material respects the results of operations of the Business for the periods covered thereby.

          5.5. Operations Since January 1, 2005.

          (a) Except as set forth in Schedule 5.5(a), since January 1, 2005, there has been:

          (i) no material adverse change in the Purchased Assets, the Business or the operations, liabilities, profits, condition (financial or otherwise) or, to Seller’s Knowledge, prospects (including customer relationships) of Seller with respect to the Business; and

          (ii) no damage, destruction, loss or claim in excess of $100,000, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the Purchased Assets or the Business.

          (b) Except as set forth in Schedule 5.5(b), since January 1, 2005, Seller has conducted the Business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since January 1, 2005, except as set forth in such Schedule, Seller has not, in respect of the Business:

          (i) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers by Seller to any of its Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets of the Business or any assets acquired by Seller after January 1, 2005, except for inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice and except for Permitted Encumbrances;

          (ii) cancelled any debts owed to or claims held by Seller (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;

          (iii) accelerated or delayed collection of notes or accounts receivable generated by the Business in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Business consistent with past practice;

          (iv) delayed or accelerated payment of any account payable or other liability of the Business beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;

          (v) with respect to any employee of Seller dedicated on a full-time basis to the Business (x) transferred such employee to another business unit of Seller or any of its Affiliates, or (y) offered such employee employment by another business unit of Seller or its Affiliate;

          (vi) instituted any increase of 5% or more in any compensation payable to any Transferring Employee (as defined below) or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of Seller with respect to the Business, other than merit increases in the ordinary course of business; or

          (vii) made any change in the accounting principles and practices used by Seller from those applied in the preparation of the statements of income as of December 31, 2003 and 2004 and for the periods then ended.

          5.6. Intentionally Omitted.

          5.7. Taxes.

          (a) Seller has, in respect of the Business and the Purchased Assets, filed all Tax Returns which are required to be filed and has timely paid all Taxes which have become due and payable by it pursuant to such Tax Returns or pursuant to any assessment which has become payable, in each case in all material respects;

          (b) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full or are being contested in good faith;

          (c) all monies required to be withheld by Seller (including from employees of the Business for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business;

          (d) no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code;

          (e) there are no liens for Taxes upon any of the Purchased Assets except liens relating to current Taxes not yet due; and

          (f) none of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

          5.8. Availability of Assets.

          (a) Except for the Excluded Assets, the Purchased Assets constitute all the assets used exclusively in the Business (including all books, records, computers and computer programs and data processing systems). The Purchased Assets together with all of the assets owned or licensed by Seller or its Affiliates and all services provided to Seller or its Affiliates by third parties, in either case to the extent utilized by Seller to provide services to Buyer pursuant to the Transition Services Agreement and set forth therein (the “Shared Assets”), constitute all of the assets and properties used by Seller and its Affiliates to operate the Business from January 1, 2005 through the date of this Agreement and are collectively sufficient for the operation and conduct of the Business by Buyer and/or its Affiliates as of the Closing Date in substantially the same manner and scope as operated and conducted by Seller in the ordinary course of the Business consistent with past practice as of January 1, 2005 and up to and through the date of this Agreement. The tangible Purchased Assets are in good and serviceable condition (subject to normal wear and tear).

          (b) Schedule 5.8(b) sets forth a description of (1) all services provided by Seller to any Affiliate of Seller utilizing either (i) assets included in the Purchased Assets or (ii) employees listed in Schedule 5.14(b), and the manner in which Seller has been compensated for the costs of providing such services, and (2) all credits, rebates and other offsetting charges (in the aggregate) provided by Seller to customers of the Business during the period between January 1, 2004 and December 31, 2004.

          5.9. Governmental Permits.

          (a) Seller owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use the Purchased Assets and to carry on and conduct the Business as currently conducted (collectively, the “Governmental Permits”). Schedule 5.9 sets forth a list of each Governmental Permit. Complete and correct copies of all of the Governmental Permits have been made available to Buyer by Seller.

          (b) Except as set forth in Schedule 5.9, (i) Seller has fulfilled and performed its obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect the rights of Seller under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is Known to, Seller; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and, with respect to the Governmental Permits set forth on Schedule 2.1(a), if any, may be assigned and transferred to Buyer in accordance with this Agreement and will continue in full force and effect thereafter, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Body.

          5.10. Real Property.

          (a) Seller does not own any real property that is used in or relates to the Business and does not hold any option to acquire any real property for use with respect to the Business, except that Seller owns certain real property listed on Schedule 5.10(a) at which certain equipment used in or related to the Business is located.

          (b) Seller does not hold an interest in any leasehold that is used in or relates primarily to the Business other than the Leased Real Property (as defined below).

          (c) Schedule 5.10(c) sets forth a list of each lease or similar agreement (showing the location, common name and type of facility of the real property covered by such lease or other agreement) under which Seller is lessee of, or holds or operates, any real property owned by any third Person and used in or relating to the Business (the “Leased Real Property”). Except as set forth in such Schedule, Seller has the right to quiet enjoyment of all the Leased Real Property for the full term of the lease or similar agreement (and any renewal option related thereto) relating thereto, and the leasehold or other interest of Seller in the Leased Real Property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances. Complete and correct copies of any title opinions, surveys and appraisals in Seller’s possession or any policies of title insurance currently in force and in the possession of Seller with respect to each parcel of Leased Real Property have been delivered by Seller to Buyer.

          (d) To the Knowledge of Seller, (i) neither the whole nor any part of the Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body, and (ii) no such condemnation or other taking is threatened or contemplated.

          5.11. Personal Property.

          (a) Schedule 2.1(b) includes all equipment, furniture and other tangible personal property owned by Seller having an original cost of $20,000 or more and used exclusively in the Business.

          (b) Schedule 2.1(c) contains a list of each lease or other agreement or right, whether written or oral, under which Seller is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person and used exclusively in the Business, except for any such lease, agreement or right that is terminable by Seller without penalty or payment on notice of 30 days or less, or which involves the payment by Seller of rentals of less than $25,000 per year.

          5.12. Intellectual Property; Software.

          (a) Except as set forth in Schedule 2.1(d)(i), there are no Copyrights or Patent Rights used exclusively in the Business. Schedule 5.12(a) contains a list of all Trademarks owned by, licensed to or used by Seller in connection with the conduct of the Business (it being understood that such Trademarks constitute Excluded Assets).

          (b) Schedule 2.1(d)(iii) contains a list of all Software owned by, licensed to or used by Seller exclusively in the conduct of the Business, provided that Schedule 2.1(d)(iii) does not list mass market Software licensed to Seller that is commercially available and subject to “shrink-wrap” or “click-through” license agreements.

          (c) Schedule 2.1(d)(v) contains a list and description of all agreements that relate to: (i) any Trade Secrets owned by, licensed to or used by Seller in connection with the conduct of the Business; and (ii) any Software required to be identified in Schedule 2.1(d)(iii).

          (d) Except as disclosed in Schedule 5.12(d), Seller either: (i) owns the entire right, title and interest in and to the Software included in the Purchased Assets, free and clear of any Encumbrance; or (ii) has the perpetual, royalty-free right to use the same.

          (e) Seller has not had notice of, or Knowledge of any basis for, a claim against Seller that the operations, activities, products, Software, equipment, machinery or processes of the Business infringe, misappropriate, violate or dilute any third Person’s Intellectual Property.

          (f) Except as disclosed in Schedule 5.12(f): (i) the Software included in the Purchased Assets is not subject to any assignment or change of control limitations; (ii) the Software included in the Purchased Assets is subject to maintenance and support agreements, and, if the services provided under such maintenance and support agreements are current, then the corresponding fees for such services have been paid in accordance with the terms of such agreements.

          5.13. Title to Property. Seller has good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances and except as set forth in Schedule 5.13. Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.4, Seller will thereby transfer to Buyer good and marketable title to the Purchased Assets (except to the extent that a failure to transfer good and marketable title is caused by a defect unique to Buyer), subject to no Encumbrances, except for Permitted Encumbrances.

          5.14. Employees and Related Agreements; ERISA.

          (a) Seller has never maintained a pension plan with respect to the Business that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA and has never been required to contribute to any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) with respect to the Business.

          (b) Schedule 5.14(b) contains: (i) a list of all employees of Seller with respect to the Business as of the date of this Agreement, indicating each such employee’s service date, current title and, if inactive, the reason for and commencement date of such employee’s inactive status; (ii) the then current annual compensation of, and a description of the fringe benefits (other than those generally available to employees of Seller) provided by Seller to any such employees; (iii) a list of all present or former employees of Seller with respect to the Business who have terminated or given notice of their intention to terminate their relationship with Seller since January 1, 2005; (iv) a list of any increase, effective after January 1, 2005, in the rate of compensation of any employees or commission salespersons if such increase exceeds 10% of the previous annual salary of such employee or commission salesperson; and (v) a list of all substantial changes in job assignments of, or arrangements with, or promotions or appointments of, any employees or commission salespersons whose compensation as of January 1, 2005 was in excess of $25,000 per annum.

          (c) To the Knowledge of Seller, (i) Seller with respect to the Business is not involved in any transaction or other situation with any employee, officer, director or Affiliate of Seller which may be generally characterized as a “conflict of interest”, including direct or indirect interests in the business of competitors, suppliers or customers of Seller with respect to the Business, and (ii) there are no situations with respect to the Business which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds; (C) the violation of the Foreign Corrupt Practices Act of 1977; or (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws.

          5.15. Employee Relations. Seller has complied in respect of the Business with all applicable Requirements of Laws relating to wages, hours, discrimination in employment and collective bargaining and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. Seller is not subject to any collective bargaining agreements covering employees of Seller with respect to the Business. Seller is not a party to, and Seller with respect to the Business is not adversely affected by or, to Seller’s Knowledge, threatened with, any dispute or controversy with or with respect to any current or former employee or other service provider, with a union or with respect to unionization or collective bargaining involving the employees of Seller with respect to the Business. Seller with respect to the Business is not adversely affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of Seller with respect to the Business. Schedule 5.15 sets forth a description of any union organizing or election activities involving any non-union employees of Seller with respect to the Business which have occurred since January 1, 2004 or, to the Knowledge of Seller, are threatened as of the date hereof.

          5.16. Contracts. Except as set forth in Schedule 5.16 or any other Schedule hereto, Seller is not, with respect to the Business, a party to or bound by:

          (i) any contract for the purchase or sale of real property;

          (ii) solely with respect to the Business, any contract for the purchase, licensing or development of software;

          (iii) any consignment, distributor, dealer, manufacturer’s representative, sales agency, advertising representative or advertising or public relations contract;

          (iv) any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others;

          (v) any contract which limits or restricts where Seller may conduct the Business or the type or line of business in which Seller may engage;

          (vi) any contract not made in the ordinary course; or

          (vii) any contract, agreement, commitment, understanding or instrument, including contracts with customers receiving Conferencing Services, which involved the payment by either party of more than $100,000 in 2004 or which extends beyond one year from the date of this Agreement.

          5.17. Status of Contracts. Except as set forth in Schedule 5.17, each of the leases, contracts and other agreements listed in Schedules 2.1(c), 2.1(d)(v), 2.1(g) and 5.10(c) (collectively, the “Seller Agreements”) constitutes a valid and binding obligation of the parties thereto and is in full force and effect and (except as set forth in Schedule 5.3(b) and except for those Seller Agreements which by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions hereof and except for the Leased Real Property) may be transferred to Buyer pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Seller has fulfilled and performed its obligations under each of the Seller Agreements, and Seller is not in or, to Seller’s Knowledge, alleged to be in, breach or default under, nor is there or, to Seller’s Knowledge, is there alleged to be any basis for termination of, any of the Seller Agreements. To Seller’s Knowledge, no other party to any of the Seller Agreements has breached or defaulted thereunder, except as has been cured or remedied, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Seller or, to Seller’s Knowledge, by any such other party. Except as set forth in Schedule 5.17, Seller is not currently renegotiating any of the Seller Agreements or paying liquidated damages in lieu of performance thereunder.

          5.18. No Violation or Litigation.

          (a) neither Seller, with respect to the Business, nor the Purchased Assets are subject to any Court Order;

          (b) Seller has complied with all Requirements of Laws and Court Orders which are applicable to the Purchased Assets or the Business;

          (c) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of Seller, threatened against or affecting Seller in respect of the Purchased Assets or the Business nor, to the Knowledge of Seller, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which Seller is the plaintiff or claimant and which relate to the Purchased Assets or the Business; and

          (d) there is no action, suit or proceeding pending or, to the Knowledge of Seller, threatened which questions the legality or propriety of the transactions contemplated by this Agreement.

          5.19. Environmental Matters. Except as set forth in Schedule 5.19:

          (a) the operations of the Business comply with all applicable Environmental Laws in all material respects;

          (b) Seller has, in respect of the Business, obtained all environmental, health and safety Governmental Permits necessary for its operation, and all such Governmental Permits are in good standing and Seller is in compliance with all terms and conditions of such permits in all material respects;

          (c) none of Seller, with respect to the Business, nor any of the present Seller Leased Property or operations, is subject to any on-going investigation by, order from or agreement with any Person (including any prior owner or operator of Seller Leased Property) respecting (x) any Environmental Law, (y) any Remedial Action or (z) any claim of Losses and Expenses arising from the Release or threatened Release of a Contaminant into the environment;

          (d) Seller is not, with respect to the Business, subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law and no facts or circumstances exist with respect to the Business that could give rise to Losses and Expenses or liability as a result of non-compliance with Environmental Laws or the use, handling, disposal or Release of any Contaminant;

          (e) there is not now on or in any Seller Leased Property any polychlorinated biphenyls (PCB) used in pigments, hydraulic oils, electrical transformers, light ballasts or other equipment, nor are there any underground or above ground tanks;

          (f) Seller, with respect to the Business or any Seller Leased Property, has not received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant;

          (g) no Environmental Encumbrance has attached to any Seller Leased Property; and

          (h) any asbestos-containing material which is on or part of any Seller Leased Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law.

          5.20. Customers. Schedule 5.20(i) sets forth a list of names of each of the customers of Seller and its Affiliates that has been implemented as a customer of the Business along with the gross revenue from the Business (for audio conferencing only, except as provided in such Schedule) for such customer during each of the twelve months ended December 31, 2004 and the three months ended March 31, 2005 and indicates whether the contract under which such customer purchases Conferencing Services, if any, is an Included Standalone Customer Contract or a Bundled Customer Contract. With respect to the sixty (60) largest customers (measured by gross revenue from the Business during the twelve months ended December 31, 2004) set forth in Schedule 5.20(i), except as set forth in Schedule 5.20(ii), there exists no actual or, to Seller’s Knowledge, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of Seller with any such customer.

          5.21. Suppliers. Schedule 5.21 sets forth a list of names of each of the suppliers of Seller, including any of its Affiliates, to whom Seller made payments (or, with respect to Affiliates of Seller, allocated intercompany charges) in excess of $50,000 in respect of the Business during the year ended December 31, 2004 and, in each case, specifies each such supplier with whom Seller is not party to a written contract governing such payments. Except as set forth in Schedule 5.21, there exists no actual or, to Seller’s Knowledge, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of Seller with any supplier or group of suppliers listed in Schedule 5.21.

          5.22. No Finder. Neither Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

          5.23. Disclosure. None of the representations or warranties of Seller contained herein and none of the information contained in the Schedules referred to in Article V is false or misleading in any material respect or, to Seller’s Knowledge, omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

          As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as follows:

          6.1. Organization of Buyer. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

          6.2. Authority of Buyer.

          (a) Buyer has full power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer’s Board of Directors or authorized person and do not require any further authorization or consent of Buyer or its stockholder. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

          (b) Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

          (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the charter or by-laws of Buyer, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (C) any Court Order to which Buyer is a party or by which it is bound or (D) any Requirements of Laws affecting Buyer; or

          (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person, except as provided under the HSR Act.

          (c) Buyer has not received a second request or other notification from the FTC or the Antitrust Division with respect to the notifications and other information filed by it under the HSR Act with respect to the transactions contemplated hereby. All such filings by Buyer were, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act.

          6.3. No Finder. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Buyer.

          6.4. Financing. Buyer has, and will have through the Closing Date, sufficient funds available for it to pay the Purchase Price and to satisfy its obligations under the Assumed Liabilities thereafter.

ARTICLE VII

ACTION PRIOR TO THE CLOSING DATE

          The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

          7.1. Investigation by Buyer. Seller shall afford the officers, employees and authorized representatives of Buyer (including independent public accountants and attorneys) reasonable access during normal business hours to the offices, properties, employees and business and financial records and documents of Seller with respect to the Business to the extent Buyer shall reasonably request and shall furnish to Buyer or its authorized representatives such additional information concerning the Purchased Assets, the Business and the operations of Seller with respect to the Business as shall be reasonably requested (it being understood that it shall be deemed reasonable for Buyer to request all such information as shall be necessary to enable Buyer or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Seller contained in this Agreement have been complied with and to determine whether the conditions set forth in Article IX have been satisfied). Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Seller with respect to the Business. No investigation made by Buyer or its representatives hereunder shall affect the representations and warranties of Seller hereunder.

          7.2. Preserve Accuracy of Representations and Warranties; Notification of Certain Matters.

          (a) Each party hereto shall use commercially reasonable efforts to refrain from taking any action which would render any representation or warranty contained in Article V or VI inaccurate as of the Closing Date. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

          (b) During the period prior to the Closing Date, Seller will notify Buyer of (i) any material adverse change in the condition of the Purchased Assets or the Business, (ii) any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced against Seller which would require disclosure as an exception to Section 5.18 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof, (iii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (iv) any default under any Seller Agreement or Included Customer Contract or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Seller has Knowledge.

          7.3. Consents of Third Parties; Governmental Approvals.

          (a) Seller will use commercially reasonable efforts in attempting to obtain, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyer and Seller, from the other parties to the contracts, leases, agreements or permits specified in Schedule 9.5 and Schedule 10.4; provided that neither Seller nor Buyer shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals; and provided, further, that Seller shall not make any agreement or understanding affecting the Purchased Assets, the Atlanta Lease, the Lenexa Lease or the Business as a condition for obtaining any such consents or waivers except with the prior written consent of Buyer. During the period prior to the Closing Date, Buyer shall use commercially reasonable efforts to cooperate with Seller in attempting to obtain the consents, approvals and waivers contemplated by this Section 7.3(a).

          (b) During the period prior to the Closing Date (and for a reasonable period thereafter if necessary), Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, in attempting to obtain any consents and approvals of any Governmental Body required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions set forth in Section 9.4; provided that Seller shall not make any agreement or understanding affecting the Purchased Assets or the Business as a condition for obtaining any such consents or approvals except with the prior written consent of Buyer.

          7.4. Operations Prior to the Closing Date.

          (a) Seller shall operate and carry on the Business only in the ordinary course consistent with past practice and as presently operated. Consistent with the foregoing, Seller shall keep and maintain the Purchased Assets in good operating condition and repair (subject to normal wear and tear) and shall use its commercially reasonable efforts consistent with past practice to maintain the business organization of Seller with respect to the Business intact and to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with Seller with respect to the Business. In connection therewith, Seller shall not, with respect to any Transferring Employee (i) transfer such employee to another business unit of Seller or any of its Affiliates, or (ii) otherwise attempt to persuade any such employee to terminate his or her relationship with Seller or not to commence employment with Buyer after the Closing.

          (b) Notwithstanding Section 7.4(a), except as expressly contemplated by this Agreement or except with the prior written approval of Buyer, Seller shall not:

          (i) make any change in the Business or the operations of Seller with respect to the Business other than in the ordinary course of business consistent with past practice.

          (ii) make any capital expenditures in excess of $100,000 other than in the ordinary course of business consistent with past practice;

          (iii) except for contracts with customers entered into in the ordinary course of business consistent with past practice, enter into any contract, agreement, undertaking or commitment which would have been required to be set forth in Schedule 5.16 if in effect on the date hereof or enter into any contract in respect of the Business which cannot be assigned to Buyer or a permitted assignee of Buyer under Section 13.5;

          (iv) sell, lease (as lessor), transfer or otherwise dispose of (including any transfers by Seller to any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets, other than purchase money security interests and inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice and other than Permitted Encumbrances;

          (v) cancel any debts owed to or claims held by Seller with respect to the Business (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;

          (vi) accelerate or delay collection of any notes or accounts receivable generated by the Business in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Business consistent with past practice;

          (vii) delay or accelerate payment of any account payable or other liability of the Business beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;

          (viii) institute any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to employees of Seller with respect to the Business, other than changes made in accordance with normal benefits practices and consistent with past benefit practices;

          (ix) make any change in the compensation of the employees of Seller with respect to the Business, other than changes made in accordance with normal compensation practices and consistent with past compensation practices; or

          (x) make any change in the accounting policies applied in the preparation of the financial statements contained in Schedule 5.4.

          7.5. Acquisition Proposals. Seller will not, and will not authorize or permit any officer, director or employee of Seller or any Affiliate of Seller or authorize any investment banker, attorney, accountant or other representative retained by Seller or any Affiliate of Seller to, directly or indirectly, solicit or encourage, or furnish information with respect to the Business or Purchased Assets to, or engage in any discussions with, any Person (other than Buyer) in connection with any proposal for the acquisition of all or a substantial portion of the Business or Purchased Assets. Seller will promptly cease or cause to be terminated any existing activities or discussions with any Person (other than Buyer) with respect to any of the foregoing and will promptly request the return of any confidential information provided to any Person (other than Buyer) in connection with a prospective acquisition of the Business or Purchased Assets.

ARTICLE VIII

ADDITIONAL AGREEMENTS

          8.1. Covenant Not to Compete or Solicit Business.

          (a) In furtherance of the sale of the Purchased Assets to Buyer hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets so sold, Seller covenants and agrees that, except in conformity with the Sales and Marketing Agreement, the Master Services Agreement or any similar agreements with Buyer that replaces such agreements, for a period commencing on the Closing Date and ending on the twenty-four month anniversary of the Closing Date (the “Restricted Period”), none of Seller, Sprint nor any of their Affiliates will:

     (i) directly or indirectly (whether as principal, agent, independent contractor, reseller, partner or otherwise) own, manage, operate, control or otherwise carry on a business engaged in providing Conferencing Services anywhere in the United States or elsewhere where Seller conducts the Business as of the date hereof; or

     (ii) induce or attempt to persuade any employee, agent, supplier or customer of Buyer with respect to the Conferencing Services business of Buyer to terminate or reduce such employment, agency or business relationship in order to enter into or expand any such relationship on behalf of any other business organization engaged in providing Conferencing Services, except as expressly permitted by the Sales and Marketing Agreement.

          (b) Notwithstanding the foregoing, nothing in this Section 8.1 shall prevent Seller, Sprint or any of their Affiliates from (and Buyer acknowledges that the following shall not result in a violation of Section 8.1(a)):

     (i) owning not in excess of 5% in the aggregate of any class of capital stock of any corporation engaged in providing Conferencing Services in the United States if such stock is publicly traded and listed on any national stock exchange or on the Nasdaq national market;

     (ii) offering the services of an alternative third-party provider of Conferencing Services to prospective customers, but only in the event that the Sales and Marketing Agreement is terminated or the exclusivity provision in Article IV thereof is terminated;

     (iii) engaging in a Change of Control or thereafter engaging in the Conferencing Services business as a result of or arising from such transaction; provided, however, that upon the occurrence of any Change of Control during the Restricted Period:

               (A) Seller shall notify Buyer in writing as soon as practicable (but in no event more than five (5) business days) following the consummation of a Change of Control;

               (B) Seller shall use its commercially reasonable efforts to assign to Buyer all Provisional Customer Contracts and to cause the customers that are parties to a Bundled Customer Contract to execute and deliver a Separate Agreement and Release, if such customer has not yet done so, as soon as practicable within one year after the consummation of the Change of Control (assuming the transition of the customer billing functions in accordance with the Transition Services Agreement);

               (C) none of Sprint, Seller or its Affiliates shall directly or indirectly solicit (whether as principal, agent, independent contractor, reseller, partner or otherwise) or provide Conferencing Services for any customer that is a party to a Provisional Customer Contract or Bundled Customer Contract that has not yet executed and delivered a Separate Agreement and Release until such Provisional Customer Contract is assigned or such customer executes and delivers a Separate Agreement and Release; provided that for any Provisional Customer Contract that is never assigned or any Bundled Customer Contract for which a Separate Agreement and Release is never executed and delivered, none of Sprint, Seller or its Affiliates (subject to any existing obligations of a Person that becomes an Affiliate of Seller as a result of the Change of Control) shall directly or indirectly solicit (whether as principal, agent, independent contractor, reseller, partner or otherwise) or provide Conferencing Services for the customer that is a party to such contract for a period of one year following the termination or expiration of such contract (or the Conferencing Services portion thereof, if applicable); it being understood that Seller may offer such customer an agreement with Buyer for the provision of Conferencing Services upon such termination or expiration or during such one year period in accordance with the terms of the Sales and Marketing Agreement (it being understood further that the “Agency Fee” payments to Seller pursuant to the Sales and Marketing Agreement shall not apply to such offered contract); it being further understood that, notwithstanding the foregoing, at all times following such transaction, each Person that becomes an Affiliate of Seller as a result of such transaction shall be permitted to perform or otherwise discharge its contractual or other legal obligations or commitments, whether related to Conferencing Services or otherwise, existing as of the time of the Change of Control; and Seller and its Affiliates shall be permitted to perform or otherwise discharge any such contractual or other legal obligations or commitments, whether related to Conferencing Services or otherwise, that were assumed or otherwise incurred by Seller or its Affiliates as a result of such Change of Control; and

               (D) Buyer shall no longer be obligated to make the Customer payments to Seller pursuant to Section 3.2 with respect to Net Revenue generated after the Change of Control;

     (iv) engaging in a Non-Material Acquisition or thereafter engaging in the Conferencing Services business as a result of or arising from such transaction; provided, however, that upon the occurrence of any Non-Material Acquisition during the Restricted Period:

               (A) Seller shall notify Buyer in writing as soon as practicable (but in no event more than five (5) business days) following the consummation of the Non-Material Acquisition;

               (B) Seller shall use its commercially reasonable efforts to assign to Buyer all Provisional Customer Contracts and to cause the customers that are parties to a Bundled Customer Contract to execute and deliver a Separate Agreement and Release, if such customer has not yet done so, as soon as practicable within one year after the consummation of the Non-Material Acquisition (assuming the transition of the customer billing functions in accordance with the Transition Services Agreement);

               (C) none of Sprint, Seller or its Affiliates shall directly or indirectly solicit (whether as principal, agent, independent contractor, reseller, partner or otherwise) or provide Conferencing Services for any customer that is a party to a Provisional Customer Contract or Bundled Customer Contract that has not yet executed and delivered a Separate Agreement and Release until such Provisional Customer Contract is assigned or such customer executes and delivers a Separate Agreement and Release; provided that for any Provisional Customer Contract that is never assigned or any Bundled Customer Contract for which a Separate Agreement and Release is never executed and delivered, none of Sprint, Seller or its Affiliates (subject to any existing obligations of a Person that becomes an Affiliate of Seller as a result of the Non-Material Acquisition) shall directly or indirectly solicit (whether as principal, agent, independent contractor, reseller, partner or otherwise) or provide Conferencing Services for the customer that is a party to such contract for a period of one year following the termination or expiration of such contract (or the Conferencing Services portion thereof, if applicable); it being understood that Seller may offer such customer an agreement with Buyer for the provision of Conferencing Services upon such termination or expiration or during such one year period in accordance with the terms of the Sales and Marketing Agreement (it being understood further that the “Agency Fee” payments to Seller pursuant to the Sales and Marketing Agreement shall not apply to such offered contract); it being further understood that, notwithstanding the foregoing, at all times following such transaction, each Person that becomes an Affiliate of Seller as a result of such transaction shall be permitted to perform or otherwise discharge its contractual or other legal obligations or commitments, whether related to Conferencing Services or otherwise, existing as of the time of the Non-Material Acquisition; and Seller and its Affiliates shall be permitted to perform or otherwise discharge any such contractual or other legal obligations or commitments, whether related to Conferencing Services or otherwise, that were assumed or otherwise incurred by Seller or its Affiliates as a result of such Non-Material Acquisition; and

               (D) Buyer shall no longer be obligated to make the Customer payments to Seller pursuant to Section 3.2 with respect to Net Revenue generated after the Non-Material Acquisition;

     (v) engaging in a Material Acquisition; provided, however, that upon the occurrence of any Material Acquisition during the Restricted Period:

               (A) Seller shall notify Buyer in writing as soon as practicable (but in no event more than five (5) business days) following the consummation of a Material Acquisition;

               (B) Seller shall, as soon as practicable, but in any event within one (1) year after the occurrence of the Material Acquisition, at Seller’s option, either (1) divest the Conferencing Services business acquired by Seller in such transaction (the “Acquired Business”) to a Person not an Affiliate of Seller, or (2) discontinue the operation of the Acquired Business;

               (C) During the period pending the divestiture of the Acquired Business as described in subsection 8.1(b)(v)(B), Seller shall be permitted to continue to operate the Acquired Business in the ordinary course, provided that, during such period, none of Seller, Sprint nor any of their Affiliates may directly or indirectly solicit any customer that was a party to an Included Customer Contract for Conferencing Services or provide any Conferencing Services to such customers, in either case except to the extent required to perform or otherwise discharge any obligations or commitments to such customers existing at the time of the Material Acquisition;

     (vi) Providing Conferencing Services solely to Seller, Sprint or any of their Affiliates; or

     (vii) Consummating the Nextel Merger, and following such transaction, each Person that becomes an Affiliate of Seller as a result of such transaction shall be permitted to perform or otherwise discharge its contractual or other legal obligations or commitments, whether related to Conferencing Services or otherwise, existing as of the time of the Nextel Merger.

             (c) Seller and Sprint covenant and agree that, from and after the Closing Date, they will not, and will not permit any of their Affiliates to, divulge or make use of any trade secrets or other confidential information of the Conferencing Services business of Buyer other than to disclose such secrets and information to Buyer or its Affiliates.

          (d) If Seller, Sprint or any Affiliate of Seller or Sprint violates any of its obligations under this Section 8.1, Buyer may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Seller and Sprint acknowledge that a violation of this Section 8.1 may cause Buyer irreparable harm which may not be adequately compensated for by money damages. Seller and Sprint therefore agree that in the event of any actual or threatened violation of this Section 8.1, Buyer shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Seller, Sprint or such Affiliate of Seller or Sprint to prevent any violations of this Section 8.1, without the necessity of posting a bond. Notwithstanding anything herein to the contrary, in no event shall Buyer be entitled to restrain or enjoin any Change of Control of, or Material Acquisition or Non-Material Acquisition by, Seller, Sprint or any of their Affiliates. The prevailing party in any action commenced under this Section 8.1 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 8.1, any term, restriction, covenant or promise in this Section 8.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

          8.2. Taxes.

          (a) Seller covenants and agrees to pay, and pursuant to Article XI Seller shall indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from any and all, Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities, in each case attributable to taxable years or periods ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date. Buyer covenants and agrees to pay, and pursuant to Article XI Buyer shall indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from any and all, Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities that are attributable to taxable years or periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date; provided, that Buyer shall not be liable for any Taxes for which Seller is liable under this Agreement. For purposes of this Section 8.2, any Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of the Closing Date and the other beginning on the day after the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

          (b) Notwithstanding Section 8.2(a), Seller and Buyer shall each pay fifty percent (50%) of any and all Losses and Expenses incurred by either party in connection with or arising from any and all initial assessments of sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Business, the Purchased Assets or the Assumed Liabilities. Any and all Losses and Expenses incurred by either party with respect to the assessments described in the preceding sentence in connection with or arising from any difference in valuation of tangible assets between the valuation to be set forth in Schedule 8.2(b) by Seller at Closing (which valuation shall be a reasonable estimate of the value of such tangible assets) and any valuation determined in any appraisal conducted by Buyer shall be the sole responsibility of Buyer. Seller agrees to prepare, and Buyer agrees to timely sign and deliver, any Tax Return required to be filed that is attributable to the sale or transfer of the Business, the Purchased Assets or the Assumed Liabilities and any certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) such Taxes.

          (c) Seller shall timely file all property Tax Returns relating to the Business or the Purchased Assets with respect to periods ending on or prior to the Closing Date and Buyer shall timely file all property Tax Returns relating to the Business or the Purchased Assets with respect to periods beginning after the Closing Date. With respect to property Taxes relating to the Business or the Purchased Assets imposed with respect to a Straddle Period, Seller shall timely file property Tax Returns relating to such Taxes to the extent the due date for such property Tax Returns is on or prior to the Closing Date, and Buyer shall timely file property Tax Returns relating to such Taxes to the extent the due date for such property Tax Returns is after the Closing Date; provided, however that, in any case where the due date for such property Tax Return is within 30 days following the Closing Date, Seller shall file such property Tax Return unless and to the extent Buyer agrees in writing to do so. With respect to any Tax Returns relating to the Business or the Purchased Assets that are not described herein, Seller and Buyer shall cooperate with each other to determine the party that shall prepare and file any such Tax Return.

          (d) Seller or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 8.2. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

          (e) After the Closing Date, each of Seller and Buyer shall (and shall cause their respective Affiliates to) assist and cooperate with each other in order to facilitate the preparation and filing of any Tax Returns, including without limitation making available to the other party relevant information, records and documents (including copies thereof) required in the preparation of such Tax Returns.

          (f) Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 8.2 shall be (i) subject to the Sales and Marketing Agreement and the Transition Services Agreement and (ii) unconditional and absolute and shall remain in effect without limitation as to time.

          8.3. Employees and Employee Benefit Plans. (a) Effective immediately after the Closing, Buyer shall make an offer of employment to each of the employees of Seller listed on Schedule 8.3 (the “Transferring Employees”), which offer shall be conditioned upon, among other things, the execution of any agreements which Buyer requires of new employees as a condition of employment, including any confidentiality, non-competition, non-solicitation, intellectual property or other similar agreement. Seller shall use its commercially reasonable efforts to cause all of the Transferring Employees to become employees of Buyer on the Closing Date. For purposes of determining eligibility to participate and vesting under any employee benefit plan of Buyer, Transferring Employees who (i) become employees of Buyer and actually perform services for Buyer on the Closing Date or (ii) are on an approved paid leave of absence with Seller as of the Closing Date but commence active employment with Buyer or one of its Affiliates within twenty-six (26) weeks after the Closing Date shall receive service credit for service with Seller to the same extent such credit was granted under Seller’s comparable employee benefit plans. Notwithstanding anything set forth herein to the contrary, (i) nothing in this Agreement shall create any obligation on the part of Buyer to continue the employment of any employee for any period following the Closing Date and (ii) nothing in this Agreement shall preclude Buyer from altering, amending or terminating any of its employee benefit plans, or the participation of any of its employees in such plans, at any time.

          (b) To the extent permitted therein, all Transferring Employees who are eligible to participate in Buyer’s employee benefit plans as of the Closing Date, taking into account any service credited pursuant to Section 8.3(a), shall commence such participation on the first day of the calendar month immediately following the Closing Date. Seller will continue the following health and welfare plan coverage through the last day of the calendar month in which the Closing Date occurs: Medical, Dental, Prescription Drug, Vision, Health Care Reimbursement Account, Dependent Day Care Reimbursement Account, Employee Life, Dependent Life, and AD&D. Coverage under the Short Term Disability, Basic and Supplemental Long Term Disability plans will terminate on the employee’s last day of active employment with Seller. To the extent permitted by Buyer’s medical plans, each Transferring Employee shall receive credit under such plans for all amounts paid during the current calendar year under Seller’s medical plans toward applicable deductible amounts and out-of-pocket maximums, provided that Buyer receives from the Transferring Employee all data required by Buyer as evidence of such paid amounts.

          (c) With respect to each Transferring Employee, Seller shall retain the obligation and liability for any workers’ compensation or similar workers’ protection claims with respect to any such individual, whether incurred prior to, on or after the Closing Date which are the result of an injury or illness originating prior to the Closing Date. Seller shall retain, pay, perform and discharge, and Buyer shall not assume or be obligated to pay, perform or discharge, any liability or obligation under any employee benefit plan of either Seller or its Affiliates. Without limiting the foregoing, Seller shall honor all commitments made by Seller or any of its Affiliates to Transferring Employees with respect to (i) tuition assistance for any semester that has begun prior to the Closing Date (provided that the Transferring Employees meet the Educational Assistance Program guidelines, including without limitation submission dates and grades), and (ii) adoption assistance applied for prior to the Closing Date (provided that the Transferring Employees meet the Adoption Assistance Program Guidelines, including without limitation the requirement that the child be placed in the Transferring Employee’s home prior to the Closing Date).

          (d) Subject to requirements of applicable law, Seller shall provide Buyer the most recent annual performance review and performance rating for each Transferring Employee, and available records related to any active FMLA leave request, including each Transferring Employee’s FMLA eligibility and hours available for use.

          (e) Buyer shall have no liabilities: (i) related to the employees of Seller who do not become Transferring Employees; (ii) related to Transferring Employees to the extent such liability arises from any action, event or course of conduct prior to the date such Transferring Employee is hired by Buyer; or (iii) to the extent such liability arises under or relates to any Seller Plan.

          (f) Buyer shall not have responsibility for any severance or termination pay obligations and damages for wrongful dismissal, including, without limitation, obligations arising under the common law, incurred with respect to any period of employment prior to the Closing Date or with respect to any termination of employment by or with Seller. Seller shall be solely responsible for any fees or other obligations under any agreement between Seller and any temporary employment agency. Buyer shall be solely responsible for entering into a separate contract with any temporary employment agency if Buyer determines that such contract services are desirable after the Closing.

          (g) Seller shall be responsible for satisfying the “continuation coverage” requirements under Section 4980B of the Code, Part 6 of Title I of ERISA and any applicable comparable state law (“COBRA Coverage”) with respect to each Transferring Employee, each employee of Seller who does not become a Transferring Employee (and any dependent) and each former employee of Seller (and any dependent) who is entitled to COBRA Coverage.

          (h) Seller shall pay or cause to be paid from funds provided by it to each Transferring Employee, not later than the next regular payroll date following the Closing Date, any salary or wages which shall have accrued as of the Closing Date with respect to such employee. Seller shall pay or cause to be paid from funds provided by it to each Transferring Employee any bonus compensation accrued as of the Closing Date to which such employee may be entitled as a result of his or her participation in a bonus plan of Seller or its Affiliates, in accordance with the terms and conditions of such plan (except that it shall not be a condition to such payment, or the accrual of the amount payable, that such employee remain an employee of Seller or its Affiliates after the Closing Date) and in the time frame normally called for by such plan.

          (i) Seller shall comply with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and any regulations promulgated thereunder, and any similar laws with respect to actions taken by Seller or its Affiliates on or prior to the Closing Date. In the event that, prior to the Closing Date, there is any employee employed by Seller with respect to the Business whose employment is terminated, whose work hours are reduced, who is laid off or who otherwise experiences an “employment loss,” within the meaning of the WARN Act (each, an “Affected Employee”), Seller shall promptly notify Buyer of (i) each Affected Employee’s name, site of employment, date of employment loss and nature of employment loss and (ii) the total number of employees at each site of employment listed in response to clause (i) immediately prior to the ninety (90) day period ending on the Closing Date. Seller shall provide such additional information, which shall be true and accurate in all respects, that is reasonably requested by Buyer with respect to current and former employees employed by Seller with respect to the Business, and shall, at Buyer’s request and in the manner reasonably directed by Buyer, provide, or assist Buyer in providing, notice to some or all employees employed by Seller with respect to the Business in accordance with the WARN Act.

          (j) Seller and its Affiliates shall waive any non-competition, non-solicitation, confidentiality and any other restrictions that would otherwise limit the scope of any Transferred Employee’s services to Buyer or its Affiliates with respect to Conferencing Services.

          8.4. Intentionally Omitted.

          8.5. Accounts Receivable. Subject and pursuant to the terms of the Transition Services Agreement and Section 2.5(d) hereof, if, on or after the Closing Date, Seller or any of its Affiliates shall receive any remittance from any account debtors with respect to the accounts receivable generated under any Included Customer Contracts that have been assigned to Buyer or otherwise in respect of the Purchased Assets after the Closing Date, Seller or such Affiliate shall forward it to Buyer immediately upon receipt thereof. If, on or after the Closing Date, Buyer or any of its Affiliates shall receive any remittance from any account debtors with respect to the accounts receivable generated under any Included Customer Contracts or otherwise in respect of the Business (or by any of Seller’s Affiliates) before the Closing Date, Buyer or such Buyer Affiliate shall forward it to Seller immediately upon receipt thereof.

          8.6. Sprint Property. Except as expressly provided herein or in the Sales and Marketing Agreement, Buyer shall not use any intellectual property of Sprint, Seller or any of their respective Affiliates (including without limitation the name “Sprint” or any trademarks or service marks of Sprint or any of its Affiliates) for any purpose whatsoever, including without limitation in any of Buyer’s promotional or marketing materials, without the prior written consent of an officer of Sprint.

          8.7. Performance by Sprint Solutions. Sprint agrees to cause Sprint Solutions to take all such actions under this Agreement (including under Section 2.5) with respect to the Included Customer Contracts to which Sprint Solutions is a party as Seller has agreed to take with respect to the Included Customer Contracts. Sprint agrees to cause SUMAC to take all such actions under this Agreement with respect to the Seller Agreements to which SUMAC is a party as Seller has agreed to take with respect to the Seller Agreements.

          8.8. License of Assigned Patent. Buyer hereby grants to Seller and its Affiliates a non-exclusive, non-transferable, royalty-free and fully paid-up license in the United States to use in their respective businesses inventions claimed in U.S. Patent No. 5,530,472, which Patent is a Purchased Asset. The foregoing license is granted as an accommodation to Seller and its Affiliates on an “as-is” basis and is made without any representations or warranties of any kind, express or implied, including any warranties of merchantability, fitness for a particular purpose or non-infringement, each of which are hereby disclaimed. If requested by either Buyer or Seller, each of them agrees to enter into a stand-alone license agreement with customary terms reflecting the foregoing license.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

          The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

          9.1. No Misrepresentation or Breach of Covenants and Warranties.

          (a) There shall have been no material breach by Seller in the performance of any of its covenants and agreements herein;

          (b) each of the representations and warranties of Seller contained or referred to herein that is qualified by materiality or words of like import shall be true and correct on the Closing Date as though made on the Closing Date and each of the representations and warranties of Seller contained or referred to herein that is not so qualified shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction permitted by Section 7.4; and

          (c) there shall have been delivered to Buyer a certificate of compliance with respect to Section 9.1(a) and (b), dated the Closing Date, signed on behalf of Seller by an authorized person of Seller.

          9.2. No Legislative or Regulatory Changes. Between the date hereof and the Closing Date, there shall have been no material adverse federal or state legislative or regulatory change affecting the Business.

          9.3. No Restraint or Litigation. No action, suit, investigation or proceeding, including any such action under the HSR Act, shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

          9.4. Necessary Governmental Approvals. The parties shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby which are either specified in Schedule 5.3(b) or otherwise required to be obtained prior to the Closing by applicable Requirements of Laws or which are necessary to prevent a material adverse change in the Purchased Assets, the Business or the operations, liabilities, profits, prospects or condition (financial or otherwise) of the Business.

          9.5. Necessary Consents. Seller shall have received consents, in form and substance reasonably satisfactory to Buyer, to the transactions contemplated hereby from the other parties to the contracts, leases, agreements and permits specified in Schedule 9.5 or, except for Included Customer Contracts which shall be addressed in accordance with Section 2.5, are otherwise necessary to prevent a material adverse change in the Purchased Assets or the Shared Assets.

          9.6. Schedule 8.2(b). Schedule 8.2(b), to be prepared by Seller pursuant to Section 8.2(b), must be reasonably acceptable to Buyer.

          9.7. Form of Certain Ancillary Agreements. The parties shall have mutually agreed to the form of the Building Services Agreement, the Collocation Agreements, the Master Services Agreement, the Service Agreement and the Phoenix Collocation Agreement.

          9.8. Conditions Precedent Not Satisfied. In the event that any of the conditions set forth in Article IX are not satisfied, Seller must give written notice to Buyer that is received by Buyer on or prior to the Closing Date stating (a) the nature and description of the unsatisfied condition, (b) that Seller has failed to satisfying a condition to Closing such that Buyer may refuse to consummate the transaction contemplated by the Agreement and (c) the quantitative impact of such failure to satisfy such condition on Buyer if Buyer nonetheless consummates the transactions contemplated by the Agreement. Should Buyer nevertheless consummate the transactions contemplated by this Agreement at Closing, Buyer shall be deemed to have waived any claim for damages or other relief for the amounts of Losses and Expenses set forth in such written notice.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

          The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

          10.1. No Misrepresentation or Breach of Covenants and Warranties.

          (a) There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein;

          (b) each of the representations and warranties of Buyer contained or referred to herein that is qualified by materiality or words of like import shall be true and correct on the Closing Date as though made on the Closing Date and each of the representations and warranties of Buyer contained or referred to herein that is not so qualified shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction contemplated by this Agreement; and

          (c) there shall have been delivered to Seller a certificate of compliance with respect to Section 10.1(a) and (b), dated the Closing Date and signed on behalf of Buyer by an authorized officer of Buyer.

          10.2. No Restraint or Litigation. No action, suit or proceeding, including any such action under the HSR Act, by any Governmental Body shall have been instituted or threatened to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

          10.3. Necessary Governmental Approvals. The parties shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby which are required to be obtained prior to the Closing by applicable Requirements of Laws, other than any approvals or actions necessary solely in connection with a customer contract between Seller and a Governmental Body.

          10.4. Seller Necessary Consent. Seller or Sprint shall have received, in form and substance reasonably satisfactory to Seller, the consents, waivers, lien releases and/or other documents described in Schedule 10.4; provided, however, that if and to the extent Buyer agrees to waive any claims against Seller for damages or other relief for any Losses and Expenses arising out of the failure to obtain the consents for any certain contract(s) set forth on Schedule 5.3(b) (other than the A/R Facility) and Schedule 5.3(d) , then Seller shall waive its closing condition to obtain such consents for such contracts; provided, further, that in any event the parties shall continue to use their respective commercially reasonable efforts to obtain such consents.

          10.5. Form of Certain Ancillary Agreements. The parties shall have mutually agreed to the form of the Building Services Agreement, the Collocation Agreements, the Master Services Agreement, the Service Agreement and the Phoenix Collocation Agreement.

          10.6. Conditions Precedent Not Satisfied. In the event that any of the conditions set forth in Article X are not satisfied, Buyer must give written notice to Seller that is received by Seller on or prior to the Closing Date stating (a) the nature and description of the unsatisfied condition, (b) that Buyer has failed to satisfying a condition to Closing such that Seller may refuse to consummate the transaction contemplated by the Agreement and (c) the quantitative impact of such failure to satisfy such condition on Seller if Seller nonetheless consummates the transactions contemplated by the Agreement. Should Seller nevertheless consummate the transactions contemplated by this Agreement at Closing, Seller shall be deemed to have waived any claim for damages or other relief for the amounts of Losses and Expenses set forth in such written notice.

ARTICLE XI

INDEMNIFICATION

          11.1. Indemnification by Seller.

          (a) Seller shall indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

     (i) any breach of any warranty or the inaccuracy of any representation of Seller contained in this Agreement or any certificate delivered by or on behalf of Seller pursuant hereto;

     (ii) any breach by Seller of any of its covenants or agreements, or any failure of Seller to perform any of its obligations, in this Agreement;

     (iii) the failure of Seller to pay, perform or discharge any Excluded Liability; or

     (iv) the failure of Seller to comply with any applicable bulk sales law, except that this clause shall not affect the obligation of Buyer to pay and discharge the Assumed Liabilities;

     provided, however, that:

     (A) Seller shall not be required to indemnify and hold harmless under clause (i) of this Section 11.1(a) with respect to Losses and Expenses incurred by Buyer Group Members (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 5.1, 5.3, 5.7, 5.13 and 5.22, and any intentional misrepresentation or fraudulent breach by Seller of any representation or warranty contained herein, as to each of which this proviso shall have no effect) unless the aggregate amount of such Losses and Expenses subject to indemnification by Seller exceeds $5,000,000, and once such amount is exceeded, the Buyer Group Members shall be entitled to indemnification hereunder for the full amount of all such Losses and Expenses without deduction (it being understood that, with respect to a breach of the warranty or inaccuracy of the representation contained in Section 5.4(b)(i), the term “in all material respects” shall be disregarded in determining the amount of Losses and Expenses incurred by the Buyer Group Members in connection therewith or arising therefrom); and

     (B) in no event shall the aggregate amount required to be paid by Seller pursuant to this Section 11.1(a) exceed 75% of the Purchase Price (other than in respect of Section 11.1(a)(iii), any fraudulent misrepresentation or intentional breach by Seller of any representation, warranty, covenant or agreement contained herein, as to which there shall be no limitation and other than in respect of inaccuracies of the representations and warranties contained in Sections 5.1, 5.3, 5.7, 5.13, and 5.22, as to which the aggregate amount required to be paid, together with all other amounts paid pursuant to this Section 11.1(a), shall not exceed the Purchase Price).

          (b) The indemnification provided for in Section 11.1(a) shall terminate 18 months after the Closing Date (and no claims shall be made by any Buyer Group Member under Section 11.1(a) thereafter), except that the indemnification by Seller shall continue as to:

     (i) the representations and warranties set forth in Sections 5.7 and 5.13 and the covenants of Seller set forth in Sections 3.3, 8.2, 8.3, 8.5 and 13.2, until the expiration of the applicable statute of limitations for any claim thereunder that could be asserted against Buyer;

     (ii) the covenant of Seller set forth in Section 11.1(a)(iii), without time limitation;

     (iii) the covenants of Seller set forth in this Agreement that by their terms extend beyond 18 months, until expiring in accordance with their respective terms; and

     (iv) any Loss or Expense of which any Buyer Group Member has notified Seller in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1, as to which the obligation of Seller shall continue until the liability of Seller shall have been determined pursuant to this Article XI, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this Article XI.

          11.2. Indemnification by Buyer.

          (a) Buyer shall indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:

     (i) any breach of any warranty or the inaccuracy of any representation of Buyer contained in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto;

     (ii) any breach by Buyer of any of its covenants or agreements, or any failure by Buyer to perform any of its obligations, in this Agreement;

     (iii) subject to Buyer’s rights to indemnification under Section 11.1 (without giving effect to the termination of such rights to indemnification pursuant to Section 11.1(b)), the use, conduct and operation of the Purchased Assets from and after the Closing Date; and

     (iv) subject to Buyer’s rights to indemnification under Section 11.1 (without giving effect to the termination of such rights to indemnification pursuant to Section 11.1(b)), the failure of Buyer to pay, perform or discharge any Assumed Liability.

     provided, however, that

     (A) Buyer shall not be required to indemnify and hold harmless under clause (i) of this Section 11.2(a) with respect to Losses and Expenses incurred by Seller Group Members (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 6.1, 6.2 and 6.3, and any fraudulent misrepresentation or intentional breach by Buyer of any representation or warranty contained herein, as to each of which this proviso shall have no effect) unless the aggregate amount of such Losses and Expenses subject to indemnification by Buyer exceeds $5,000,000, and once such amount is exceeded, the Seller Group Members shall be entitled to indemnification hereunder for the full amount of all such Losses and Expenses without deduction; and

     (B) in no event shall the aggregate amount required to be paid by Buyer pursuant to this Section 11.2(a) exceed 75% of the Purchase Price (other than in respect of Sections 11.2(a)(ii) (solely with respect to Section 2.5(e)), 11.2(a)(iii) or 11.2(a)(iv), any fraudulent misrepresentation or intentional breach by Seller of any representation, warranty, covenant or agreement contained herein, as to which there shall be no limitation and other than in respect of inaccuracies of the representations and warranties contained in Sections 6.1, 6.2 and 6.3, as to which the aggregate amount required to be paid, together with all other amounts paid pursuant to this Section 11.2(a), shall not exceed the Purchase Price).

          (b) The indemnification provided for in Section 11.2(a) shall terminate 18 months after the Closing Date (and no claims shall be made by Seller under Section 11.2(a) thereafter), except that the indemnification by Buyer shall continue as to:

     (i) the covenants of Buyer set forth in Sections 3.3 and 8.2, until the expiration of the applicable statute of limitations for any claim thereunder that could be asserted against Seller;

     (ii) the covenants of Buyer set forth in Sections 11.2(a)(iii) and 11.2(a)(iv), without time limitation;

     (iii) the covenants of Buyer set forth in this Agreement that by their terms extend beyond 18 months, until expiring in accordance with their respective terms; and

     (iv) any Loss or Expense of which Seller has notified Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article XI, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Loss and Expense in accordance with this Article XI.

          11.3. Notice of Claims.

          (a) Any Buyer Group Member or Seller Group Member (the “Indemnified Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known by the Indemnified Party) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any pending or threatened action at law or suit in equity by or against a third Person as to which indemnification will be sought (each such action or suit being a “Third Person Claim”) shall be given promptly after the action or suit is commenced; provided further that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

          (b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

          (c) In calculating any Loss or Expense there shall be deducted any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer).

          11.4. Third Person Claims.

          (a) The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within thirty (30) days of a Claim Notice for a Third Person Claim, to assume the defense of such Third Person Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such action.

          (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) simultaneously with the effectiveness of such settlement, compromise or consent, the Indemnifying Party pays in full the obligation imposed on the Indemnified Party by such settlement, compromise or consent, which releases the Indemnified Party completely in connection with such settlement, compromise or consent and (ii) such settlement, compromise or consent does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

          11.5. Adjustment to Purchase Price. To the extent that a payment by Buyer or Seller under this Article XI can be properly so characterized under applicable Tax law, such payment shall be treated by the parties as an adjustment to the Purchase Price.

          11.6. Other Terms of Indemnification.

          (a) Neither party shall have any obligation to indemnify any Indemnified Party for: (i) any consequential or punitive damages or (ii) any other Losses or Expenses that are actually recovered by the Indemnified Party from any other Person (including insurers).

          (b) Except for remedies that may not be waived under applicable law, (i) this Article XI sets forth the exclusive remedy, whether in contract, tort or otherwise, for monetary damages owing from Seller to any Buyer Group Member and from Buyer to any Seller Group Member that arise under this Agreement from the matters described in Sections 11.1 and 11.2 and (ii) each of the parties hereby waives any claim or cause of action for monetary damages that it might assert against the other, with respect to such matters, whether under any statute, common law, regulation or other law. For the avoidance of doubt, this Article XI shall not affect any liability or obligation that any party may have under the Ancillary Agreements.

ARTICLE XII

TERMINATION

          12.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

          (a) by the mutual consent of Buyer and Seller;

          (b) by Buyer or Seller if the Closing shall not have occurred on or before June 30, 2005 (or such later date as may be mutually agreed to by Buyer and Seller);

          (c) by Buyer in the event of any material breach by Seller of any of Seller’s agreements, representations or warranties contained herein and the failure of Seller to cure such breach within ten business days after receipt of notice from Buyer requesting such breach to be cured;

          (d) by Buyer in the event of any material breach by Sprint of any of Sprint’s agreements, representations or warranties contained herein and the failure of Sprint to cure such breach within ten days after receipt of notice from Buyer requesting such breach to be cured; or

          (e) by Seller in the event of any material breach by Buyer of any of Buyer’s agreements, representations or warranties contained herein and the failure of Buyer to cure such breach within ten days after receipt of notice from Seller requesting such breach to be cured.

          12.2. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give notice of such termination to the other parties to this Agreement.

          12.3. Effect of Termination. If this Agreement is terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than Sections 13.2 and 13.10) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

ARTICLE XIII

GENERAL PROVISIONS

          13.1. Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article XI, the representations and warranties contained in Articles V and VI shall terminate on the 18 month anniversary of the Closing Date. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Article V or VI or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this Section.

          13.2. Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, if the transactions contemplated hereby are not consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Seller, to its counsel, accountants or financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased Assets; provided, however, that after the Closing Buyer may use or disclose any confidential information included in the Purchased Assets or otherwise reasonably related to the Business or the Purchased Assets, but only to the extent so related. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the other party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

          13.3. No Public Announcement. Neither Buyer nor Seller shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, in which case the other party shall be advised and the parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued.

          13.4. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by overnight courier service addressed as follows:

If to Buyer, to:

InterCall, Inc.
Suite 400
8420 West Bryn Mawr
Chicago, Illinois 60631
Attention: Scott Etzler, President

with a copy to:

Sidley Austin Brown & Wood LLP
10 South Dearborn Street
Chicago, Illinois 60603
Attention: Frederick C. Lowinger and Paul L. Choi

If to Seller, Sprint or any of their Affiliates, to:

Sprint Corporation
6200 Sprint Parkway
Overland Park, Kansas 66251
Attn: President – Sprint Business Solutions

with a copy to:

Sprint Corporation
6200 Sprint Parkway
Overland Park, Kansas 66251
Attn: Legal—Corporate Secretary

and to:

Polsinelli Shalton Welte Suelthaus PC
700 W. 47th Street, Suite 1000
Kansas City, MO 64112
Attn: William W. Mahood, Esq.

or to such other address as such party may indicate by a notice delivered to the other party hereto.

          13.5. Successors and Assigns.

          (a) The rights of either party under this Agreement shall not be assignable by such party hereto prior to the Closing without the prior written consent of the other, except that the rights of Buyer hereunder may be assigned prior to the Closing, without the consent of Seller, to any corporation or limited liability company all of the outstanding capital stock or membership interests of which are owned or controlled by Buyer or to any general or limited partnership in which Buyer or any such corporation or limited liability company is a general partner, provided that (i) such assignment shall not result in Buyer or Seller having to amend its respective Notification and Report Form filed under the HSR Act in connection with the transactions contemplated hereunder, (ii) the assignee shall assume in writing all of Buyer’s obligations to Seller hereunder, (iii) Buyer shall not be released from any of its obligations hereunder by reason of such assignment and (iv) Seller’s obligations under this Agreement shall be subject to the delivery by such assignee, on or prior to the Closing Date, of a certificate signed on its behalf containing representations and warranties similar to those made by Buyer in Article VI. Following the Closing, either party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include, in the case of Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 13.5 any right, remedy or claim under or by reason of this Agreement.

          13.6. Access to Records after Closing.

          (a) For a period which shall be the later of seven years after the Closing Date and the expiration of the applicable statute of limitations for Tax purposes, Seller and its representatives shall have reasonable access to all of the books and records of Seller with respect to the Business transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 13.6. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such seven-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

          (b) For a period which shall be the later of seven years after the Closing Date and the expiration of the applicable statute of limitations for Tax purposes, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business which Seller or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 13.6. If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such seven-year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.

          13.7. Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules referred to herein, the Ancillary Agreements and the other documents delivered pursuant hereto contain the entire understanding of the parties hereto and contain all representations and warranties, express or implied (including warranties of fitness for a particular purpose, merchantability or non-infringement), of the parties with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including the Confidentiality Agreement. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

          13.8. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

          13.9. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

          13.10. Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

          13.11. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer. Delivery of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart of this Agreement.

          13.12. Further Assurances. From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets and to provide Buyer the functional benefits of the Shared Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments, included in the Purchased Assets and the Shared Assets (a) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with Buyer at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its commercially reasonable efforts to secure to Buyer the benefits thereof in some other manner, or (b) which are otherwise not transferable or assignable, to use its commercially reasonable efforts jointly with Buyer to secure to Buyer the benefits thereof in some other manner (including the exercise of the rights of Seller thereunder); provided, however, that nothing herein shall relieve Seller of its obligations under Section 7.3.

          13.13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

          13.14. Time is of the Essence. With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

          13.15. Dispute Resolution. Subject to Section 13.15(c), in the event of any dispute, controversy or claim arising out of or relating to this Agreement, or the validity, interpretation, breach or termination thereof, including claims seeking redress or asserting rights under any law (a “Dispute”), such Dispute shall be resolved as set forth in this Section 13.15.

          (a) Negotiation.

     (i) Procedure and Timing. The parties will attempt in good faith to resolve any Dispute by negotiations between representatives who have authority to settle the controversy. Any party may give the other party written notice of any Dispute not resolved in the normal course of business. Within ten (10) days after delivery of such notice, representatives of both parties will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the matter has not been resolved within sixty (60) days of the disputing party’s notice, or it the parties fail to meet within ten (10) days, either party may initiate arbitration of the Dispute as provided below.

     (ii) Accompaniment by Attorney. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator must be given at least three (3) business days notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and will be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

          (b) Arbitration.

     (i) Procedure and Timing. Any Dispute that has not been resolved by negotiation as provided above within sixty (60) days (or such longer period as the parties may mutually agree in writing) of the initiation of such procedure will, upon demand of either party, be finally settled by arbitration conducted expeditiously in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Any Dispute involving an amount in controversy of not more than $1,000,000 will be resolved by a single arbitrator mutually selected from a list of arbitrators recognized by the AAA. For any

Dispute involving an amount in controversy in excess of $1,000,000, Buyer and Seller will each appoint an arbitrator of choice from a list of arbitrators recognized by the AAA and such appointed arbitrators will appoint a third arbitrator from the list. The three arbitrators so selected will resolve the Dispute. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. § 1 et seq., and judgment upon the award rendered by the arbitrator may be entered by any court with jurisdiction. All applicable statutes of limitation will apply to any Dispute. The arbitrators will have no power to award punitive or exemplary damages, to ignore or vary the terms of this Agreement or any Ancillary Agreement, and will be bound to apply controlling law. The costs of arbitration, including the fees and expenses of the arbitrator, shall be shared equally by the parties unless the arbitration award provides otherwise. Each party shall bear the cost of preparing and presenting its case.

     (ii) Location. The location of the arbitration will be (a) Omaha, Nebraska, with respect to any arbitration initiated by Seller, and (b) Johnson County, Kansas, with respect to any arbitration initiated by Buyer.

          (c) Injunctive Relief. Nothing in this Section 13.15 shall be construed to prevent any party from seeking from a court of competent jurisdiction a temporary restraining order or other temporary or preliminary equitable relief pending final resolution of a Dispute pursuant to this Section 13.18.

          (d) Attorneys’ Fees and Expenses. In the event suit is brought, arbitration is initiated or an attorney is otherwise retained by either party to enforce the terms of this Agreement, each party shall be responsible for its own attorneys’ fees and expenses, and neither party shall be entitled to recover reimbursement, or claim recoverable Losses or Expenses, for its attorneys’ fees and expenses in connection with any such suit, arbitration or other action.

          13.16. Sprint as Party for Limited Purposes. Sprint is a party to this Agreement solely for the purposes of Sections 4.4(d), 5.3(a), 8.1, 8.7 and Article 13.

[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

INTERCALL, INC.

By:	/s/ Thomas B. Barker

Its:	Chief Executive Officer

SPRINT COMMUNICATIONS COMPANY L.P.

By:	/s/ Howard E. Janzen

Its:	President — Sprint Business Solutions

SPRINT CORPORATION, solely with respect to
certain sections hereof

By:	/s/ Howard E. Janzen

Its:	President — Sprint Business Solutions